Exhibit 10.2

Execution Copy

TERM LOAN AGREEMENT

Dated as of February 28, 2013

among

SUMMER INFANT (USA), INC.,

as the Lead Borrower

For

The Borrowers Named Herein

The Guarantors Named Herein

SALUS CAPITAL PARTNERS, LLC

as Administrative Agent and Collateral Agent,

and

The Other Lenders Party Hereto

Article I DEFINITIONS AND ACCOUNTING TERMS		1
1.01	Defined Terms	1
1.02	Other Interpretive Provisions	32
1.03	Accounting Terms Generally	33
1.04	Rounding	33
1.05	Times of Day	33
1.06	Reserved	33
1.07	Currency Equivalents Generally	33

Article II TERM LOAN		34
2.01	Term Loan	34
2.02	Term Notes	34
2.03	Use of Proceeds	34
2.04	Protective Advances	34
2.05	Reserved	34
2.06	Prepayments	34
2.07	Termination of Term Commitments	35
2.08	Repayment of Loans	35
2.09	Interest	35
2.10	Fees	36
2.11	Computation of Interest and Fees	36
2.12	Evidence of Debt	36
2.13	Payments Generally; Agent’s Clawback	37
2.14	Sharing of Payments by Lenders	38
2.15	Reserved	38

Article III TAXES, YIELD PROTECTION AND ILLEGALITY; APPOINTMENT OF LEAD BORROWER		39
3.01	Taxes	39
3.02	Reserved	41
3.03	Reserved	41
3.04	Increased Costs	41
3.05	Reserved	42
3.06	Mitigation Obligations; Replacement of Lenders	42
3.07	Survival	42
3.08	Designation of Lead Borrower as Borrowers’ Agent	42

Article IV CONDITIONS PRECEDENT TO MAKING OF TERM LOAN		43
4.01	Conditions of Term Loan	43
4.02	Reserved	46

Article V REPRESENTATIONS AND WARRANTIES		46
5.01	Organization and Qualification	46
5.02	Power and Authority	47
5.03	Enforceability	47

5.04	Capital Structure	47
5.05	Title to Properties; Priority of Liens	47
5.06	Accounts	47
5.07	Financial Statements	47
5.08	Surety Obligations	48
5.09	Taxes	48
5.10	Brokers	48
5.11	Intellectual Property	48
5.12	Governmental Approvals	48
5.13	Compliance with Laws	48
5.14	Compliance with Environmental Laws	49
5.15	Burdensome Contracts	49
5.16	Litigation	49
5.17	No Defaults	49
5.18	ERISA	50
5.19	Trade Relations	51
5.20	Labor Relations	51
5.21	Payable Practices	51
5.22	Not a Regulated Entity	52
5.23	Margin Stock	52
5.24	Complete Disclosure	52
5.25	Business Plan	52

Article VI AFFIRMATIVE COVENANTS		52
6.01	Inspections; Appraisals	52
6.02	Financial and Other Information	53
6.03	Notices	54
6.04	Landlord and Storage Agreements	56
6.05	Compliance with Laws	56
6.06	Taxes	56
6.07	Insurance	56
6.08	Licenses	56
6.09	Future Subsidiaries	56
6.10	UK Pension Schemes	57
6.11	Preservation of Existence, Etc.	57
6.12	Maintenance of Properties	57
6.13	Use of Proceeds	57
6.14	Cash Management	57
6.15	Environmental Laws	57
6.16	Further Assurances	58
6.17	Compliance with Terms of Leaseholds	58
6.18	Material Contracts	58
6.19	Business Plan	59

Article VII NEGATIVE COVENANTS		59
7.01	Permitted Debt	59
7.02	Permitted Liens	60

7.03	[Intentionally deleted]	61
7.04	Distributions; Upstream Payments	61
7.05	Restricted Investments	61
7.06	Disposition of Assets	61
7.07	Loans	61
7.08	Restrictions on Payment of Certain Debt	61
7.09	Fundamental Changes	62
7.10	Subsidiaries	62
7.11	Amendment of Material Documents	62
7.12	Use of Proceeds	62
7.13	Tax Consolidation	62
7.14	Accounting Changes	62
7.15	Restrictive Agreements	62
7.16	Hedging Agreements	62
7.17	Conduct of Business	62
7.18	Affiliate Transactions	63
7.19	Plans	63
7.20	Amendments to Subordinated Debt or ABL Debt	63
7.21	Deposit Accounts	63
7.22	Intellectual Property	63
7.23	Financial Covenants	63
7.24	Senior Leverage Ratio	64
7.25	Restrictions on Activities of Parent	64
7.26	Restrictions on Activities of Foreign Subsidiaries	64

Article VIII EVENTS OF DEFAULT AND REMEDIES		65
8.01	Events of Default	65
8.02	Remedies Upon Event of Default	67
8.03	Application of Funds	68

Article IX THE AGENT		69
9.01	Appointment and Authority	69
9.02	Rights as a Lender	69
9.03	Exculpatory Provisions	69
9.04	Reliance by Agent	70
9.05	Delegation of Duties	70
9.06	Resignation of Agent	71
9.07	Non-Reliance on Agent and Other Lenders	71
9.08	No Other Duties, Etc.	71
9.09	Agent May File Proofs of Claim	72
9.10	Collateral and Guaranty Matters	72
9.11	Notice of Transfer	73
9.12	Reports and Financial Statements	73
9.13	Agency for Perfection	74
9.14	Indemnification of Agent	74
9.15	Relation among Lenders	74
9.16	Reserved	74

9.17	Co-Syndication Agents; Documentation Agent	74

Article X MISCELLANEOUS		74
10.01	Amendments, Etc.	74
10.02	Notices; Effectiveness; Electronic Communications	76
10.03	No Waiver; Cumulative Remedies	77
10.04	Expenses; Indemnity; Damage Waiver	77
10.05	Payments Set Aside	79
10.06	Successors and Assigns	79
10.07	Treatment of Certain Information; Confidentiality	83
10.08	Right of Setoff	83
10.09	Interest Rate Limitation	84
10.10	Counterparts; Integration; Effectiveness	84
10.11	Survival	84
10.12	Severability	84
10.13	Replacement of Lenders	85
10.14	Governing Law; Jurisdiction; Etc.	85
10.15	Waiver of Jury Trial	86
10.16	No Advisory or Fiduciary Responsibility	87
10.17	USA PATRIOT Act Notice	87
10.18	Foreign Asset Control Regulations	88
10.19	Time of the Essence	88
10.20	Press Releases	88
10.21	Additional Waivers	89
10.22	No Strict Construction	90
10.23	Attachments	90
10.24	ABL/Term Loan Intercreditor Agreement	90

SCHEDULES

1.01	Borrowers
1.02	Guarantors
2.01	Commitments and Applicable Percentages
5.04	Names and Capital Structure
5.05	Title to Properties; Priority of Liens
5.08	Surety Obligations
5.11	Patents, Trademarks, Copyrights and Licenses
5.13	Compliance with Applicable Laws
5.14	Environmental Matters
5.15	Restrictive Agreements
5.16	Litigation
5.18	Pension Plan Disclosures
5.20	Labor Contracts
6.02	Financial and Collateral Reporting
7.02	Existing Liens
7.18	Existing Affiliate Transactions

10.02	Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Term Note
B	Compliance Certificate
C	Assignment and Assumption

TERM LOAN AGREEMENT

This TERM LOAN AGREEMENT (“Agreement”) is entered into as of February 28, 2013, among

SUMMER INFANT (USA), INC., a Rhode Island corporation (the “Lead Borrower”),

the Persons named on Schedule 1.01 hereto (collectively, the “Borrowers”),

the Persons named on Schedule 1.02 hereto (collectively, the “Guarantors”),

each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and

SALUS CAPITAL PARTNERS, LLC, as Administrative Agent and Collateral Agent.

The Borrowers have requested that the Lenders provide a term loan facility and certain other financial accommodations, and the Lenders have indicated their willingness to lend on the terms and conditions set forth herein.

All Obligations of the Loan Parties to the Lenders hereunder and under the other Loan Documents shall be full recourse to each of the Loan Parties and secured by Agent’s security interest in and liens on all or substantially all of the assets of the Loan Parties included in the Collateral.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01                        Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Agent” means Bank of America, N.A., in its capacity as administrative agent and collateral agent under the ABL Facility Documents, or any successor administrative agent or collateral agent or other agent appointed under the ABL Facility Documents in accordance with the provisions thereof.

“ABL Agreement” means the “ABL Agreement” as such term is defined in the ABL/Term Loan Intercreditor Agreement.

“ABL Debt” means Indebtedness incurred pursuant to the ABL Facility Documents, as in effect on the Closing Date (and as the same may be amended or refinanced from time to time in accordance with the terms of the ABL/Term Loan Intercreditor Agreement).

“ABL Facility” means the Indebtedness incurred pursuant to (a) the “Loan and Security Agreement”, dated as of February 28, 2013, among Summer Infant, Inc., certain Subsidiaries of Summer Infant, Inc. party thereto, the lenders party thereto and the ABL Agent and (b) one or more other credit agreements evidencing refinancing of the credit agreement referenced in clause (a) or any credit agreement referenced in this clause (b), in each case subject to the Refinancing Conditions; provided that the holders of such Indebtedness under this clause (b) or a Representative acting on behalf of the holders of such Indebtedness under this clause (b) shall have become party to the ABL/Term Loan Intercreditor Agreement (or another Intercreditor agreement containing terms that are at least as favorable in all material respects to the Secured Parties (as defined in the ABL/Term Loan Intercreditor Agreement) as those contained in the ABL/Term Loan Intercreditor Agreement), in each case as the same may be amended, supplemented, waived or otherwise modified (or replaced) from time to time in a manner not prohibited by the ABL/Term Loan Intercreditor Agreement.  Any reference to the ABL Facility hereunder shall be deemed a reference to each ABL Facility then in existence.

“ABL Facility Documents” means the “ABL Documents”, as such term is defined in the ABL/Term Loan Intercreditor Agreement.

“ABL Priority Collateral” has the meaning as defined in the ABL/Term Loan Intercreditor Agreement.

“ABL/Term Loan Intercreditor Agreement” means the Intercreditor Agreement of even date herewith, between the Agent and the ABL Agent, relating to the ABL Debt, as amended from time to time.

“ACH” means automated clearing house transfers.

“Accommodation Payment” as defined in Section 10.21(d).

“Account” means “account” as defined in the UCC (or, with respect to any account receivable of any Canadian Guarantor to which the PPSA is applicable, as defined in the PPSA or, with respect to any UK Guarantor, Book Debts), including all rights to payment for goods sold or leased, or for services rendered.

“Acquisition” means a transaction or series of transactions resulting in (a) acquisition of a business, division, or substantially all assets of a Person; (b) record or beneficial ownership of 50% or more of the Equity Interests of a Person; or (c) merger, consolidation or combination of a Borrower or Subsidiary with another Person.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have correlative meanings.

“Agent” means Salus in its capacity as Administrative Agent and Collateral Agent under any of the Loan Documents, or any successor thereto in such capacities.

“Agent’s Office” means the Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Agent may from time to time notify the Lead Borrower and the Lenders.

“Agreement” means this Term Loan Agreement.

“Allocable Amount” has the meaning specified in Section 10.21(d).

“Anti-Terrorism Law” means any law relating to terrorism or money laundering, including the USA Patriot Act, the Proceeds of Crime Act and the UK Anti-Terrorism Laws.

“Applicable Law” means all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities, and including, without limitation, the CPSC Regulations.

“Applicable Lenders” means the Required Lenders, all affected Lenders, or all Lenders, as the context may require.

“Applicable Margin” means 10.00% per annum.

“Applicable Percentage” means with respect to any Lender at any time, the portion of the Term Loan represented by the outstanding principal balance of such Lender’s portion of the Term Loan at such time.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Appraised Value” means, with respect to Intellectual Property, the fair market value of Intellectual Property as set forth in the most recent appraisal of Intellectual Property as determined from time to time by an independent appraiser engaged by the Agent.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, (c) an entity or an Affiliate of an entity that administers or manages a Lender or (d) the same investment advisor or an advisor under common control with such Lender, Affiliate or advisor, as applicable.

“Assignee Group” means two or more assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Agent, in substantially the form of Exhibit C or any other form approved by the Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease, agreement or instrument were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Parent and its Subsidiaries for the Fiscal Year ended December 31, 2011, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year of the Parent and its Subsidiaries, including the notes thereto.

“Bank Products” means any services or facilities provided to any Loan Party by the Agent or any of its Affiliates including, without limitation, on account of (a) merchant services constituting a line of credit, (b) leasing, and (c) supply chain finance services, including, without limitation, trade payable services and supplier accounts receivable purchases.

“Bankruptcy Code” means Title 11 of the United States Code.

“Base Rate” means a variable rate of interest per annum equal to the prime rate of interest from time to time published by www.bankrate.com.  The applicable prime rate for any date not set forth therein shall be the rate set forth the immediately preceding date.  In the event that www.bankrate.com ceases to publish a prime rate or its equivalent, the term “Base Rate” shall mean a variable rate of interest per annum equal to the highest of the “prime rate”, “reference rate”, “base rate”, or other similar rate announced from time to time by any of the three largest banks (based on combined capital and surplus) headquartered in New York, New York and published in The Wall Street Journal (with the understanding that any such rate may merely be a reference rate and may not necessarily represent the lowest or best rate actually charged to any customer by any such bank or by the Agent or any Lender).

“Blocked Account” means a demand deposit, money market or other account established by Agent at such financial institution as Agent may select in its discretion, which account shall be subject to a Lien in favor of Agent.

“Blocked Account Agreement” means with respect to an account established by a Loan Party, an agreement, in form and substance satisfactory to the Agent, establishing control (as defined in the UCC) of such account by the ABL Agent and/or the Agent and whereby the bank maintaining such account agrees to comply only with the instructions originated by the ABL Agent and/or the Agent without the further consent of any Loan Party.

“Blocked Account Bank” means each bank with whom deposit accounts are maintained in which any funds of any of the Loan Parties from one or more DDAs are concentrated and with whom a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.

“Book Debts” has the meaning as defined in the UK Security Agreements.

“Borrowed Money” means, with respect to any Loan Party, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Loan Party, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowers” has the meaning specified in the introductory paragraph hereto.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Agent’s Office is located, or if the term “Business Day” has a different meaning in the Canadian Security Agreements or the UK Security Agreements, the definition in such other document shall control as to issues covered in both this Agreement and such other document.

“Business Plan” means, with respect to any Fiscal Year, (i) a detailed forecast prepared in good faith by management of the Borrowers for such Fiscal Year, which shall include (without limitation) a Consolidated income statement, balance sheet, and statement of cash flow, by month, each prepared in conformity with GAAP and consistent with the Borrowers’ then current practices, the amount of any proposed distributions to be made pursuant to Section 7.06 and such other information (financial or otherwise) as is reasonably requested by the Agent, and (ii) any revisions to such forecast made in good faith by the Borrower or the Borrowers’ Board of Directors, in each case in form and substance satisfactory to the Agent in its discretion.  For the avoidance of doubt, a draft or preliminary plan prepared in good faith and submitted by the Borrowers to the Agent shall be deemed the “Business Plan” hereunder until it has been finalized and accepted by the Borrowers and the Borrowers’ Board of Directors, after consultation with the Agent.  The Borrowers have delivered a true and complete copy of the initial Business Plan to the Agent.

“Canadian Benefit Plans” means all employee benefit plans, programs or arrangements of any nature or kind whatsoever that are not Canadian Pension Plans or Canadian MEPPs and are maintained or contributed to by, or to which there is any liability, contingent or otherwise by, any Loan Party or its Subsidiaries which are governed by Canadian Applicable Law.

“Canadian Guarantor” means each Canadian Subsidiary that guarantees payment or performance of the Obligations.  The definition of “Canadian Guarantors” means all of such entities collectively.

“Canadian Guaranty” means that certain Guarantee and Indemnity Agreement of even date herewith made by the Canadian Guarantor, as may be amended, restated or otherwise modified from time to time.

“Canadian MEPP” means any “multi-employer pension plan” as such term is defined in the PBA to which any Loan Party or its Subsidiaries has any liability, contingent or otherwise.

“Canadian Pension Plan” means a pension plan that is required to be registered as a pension plan under any applicable pension benefits standards statute or tax statute or regulation in Canada that any Loan Party or its Subsidiaries has any liability, contingent or otherwise which are governed by Canadian Applicable Law.

“Canadian Security Agreements” means (a) the General Security Agreement dated as of the date hereof, in form and substance reasonably acceptable to Agent, executed by the Canadian Guarantors in favor of Agent, as the same may be amended, restated or supplemented from time to time, and (b) any other Canadian security agreement required to be executed by any Loan Party in favor of Agent after the Closing Date, in each case, as the same may be amended, restated or supplemented from time to time.

“Canadian Subsidiary” means any Subsidiary of any Borrower that is organized under the federal laws of Canada or any province or territory thereof.

“Capital Expenditures” means, with respect to any Person for any period, (a) all expenditures made (whether made in the form of cash or other property) or costs incurred for the acquisition or improvement of fixed or capital assets of such Person (excluding normal replacements and maintenance which are properly charged to current operations), in each case that are (or should be) set forth as capital expenditures in a Consolidated statement of cash flows of such Person for such period, in each case prepared in accordance with GAAP, and (b) Capital Lease Obligations incurred by a Person during such period.

“Capital Lease” means any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, provided, however, notwithstanding anything to the contrary in the financial statements of the Loan Parties, the Lease dated March 24, 2009 between Faith Realty II, LLC and the Lead Borrower shall not constitute a “Capital Lease” for purposes of this Agreement.

“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a balance sheet of such Person under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States, Canadian or the United Kingdom government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by Bank of America or a commercial bank organized under the laws of the United States, Canada, the United Kingdom or any state, province or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper issued by Bank of America or rated A-1 (or better) by S&P or

P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the United States Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, however, for the purposes of this Agreement: (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the Equity Interests of a Borrower entitled to vote for members of the board of directors or equivalent governing body of such Borrower on a fully-diluted basis (and taking into account all such Equity Interests that such person or group has the right to acquire pursuant to any option right);

(b)           during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of a Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors);

(c)           the passage of thirty days from the date upon which any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of a Borrower, or control over the Equity Interests of a Borrower entitled to vote for members of the board of directors or equivalent governing body of such Borrower on a fully-diluted basis (and taking into account all such Equity Interests that such Person or group has the right to acquire pursuant to any option right) representing 35% or more of the combined voting power of such Equity Interests;

(d)           a Borrower ceases to own, directly or indirectly 100% of the Equity Interests of any Guarantor;

(e)           the sale or transfer of all or substantially all of a Loan Party’s assets except to another Loan Party; or

(f)            a Change of Control occurs under the ABL Facility.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended and in effect.

“Collateral” means any and all “Collateral” or “Mortgaged Property” as defined in any applicable Security Document and all other property that is or is intended under the terms of the Security Documents to be subject to Liens in favor of the Agent.

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Agent executed by (a) a bailee or other Person in possession of Collateral, and (b) any landlord of Real Estate leased by any Loan Party, pursuant to which such Person (i) acknowledges the Agent’s Lien on the Collateral, (ii) releases or subordinates such Person’s Liens in the Collateral held by such Person or located on such Real Estate, (iii) provides the Agent with access to the Collateral held by such bailee or other Person or located in or on such Real Estate, (iv) as to any landlord, provides the Agent with a reasonable time to sell and dispose of the Collateral from such Real Estate, and (v) makes such other agreements with the Agent as the Agent may reasonably require.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B.

“Consent” means actual consent given by a Lender from whom such consent is sought; or the passage of seven (7) Business Days from receipt of written notice to a Lender from the Agent of a proposed course of action to be followed by the Agent without such Lender giving the Agent written notice of that Lender’s objection to such course of action.

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Contingent Obligation” means any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof.  The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

“Contractual Obligation” means, as to any Person, any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“CPSC” means the U.S. Consumer Products Safety Commission.

“CPSC Regulations” means all laws and regulations enforced by the CPSC.

“CWA” means the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

“Credit Party” or “Credit Parties” means (a) individually, (i) each Lender and its Affiliates, (ii) the Agent, (iii) each beneficiary of each indemnification obligation undertaken by any Loan Party under any Loan Document, (iv) any other Person to whom Obligations under this Agreement and other Loan Documents are owing, and (v) the successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.

“Credit Party Expenses” means, without limitation, (a) all reasonable out-of-pocket expenses incurred by the Agent and its Affiliates, in connection with this Agreement and the other Loan Documents, including without limitation (i) the reasonable fees, charges and disbursements of (A) counsel for the Agent, (B) outside consultants for the Agent, (C) appraisers, (D) commercial finance examinations, (E) any custodian for the Agent or Lenders and (F) all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations, (ii) in connection with (A) the syndication of the credit facilities provided for herein, (B) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (C) the enforcement or protection of their rights in connection with this Agreement or the Loan Documents or efforts to monitor, preserve, protect, collect, or enforce the Collateral, or (D) any workout, restructuring or negotiations in respect of any Obligations; and (b) all customary fees and charges (as adjusted from time to time) of Agent with respect to access to online Term Loan information, the disbursement of funds (or the receipt of funds) to or for the account of Loan Parties (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith; and (c) upon the occurrence and during the continuance of an Event of Default after the Closing Date, all reasonable out-of-pocket expenses incurred by the Credit Parties who are not the Agent or any of its Affiliates, provided that such Credit Parties shall be entitled to reimbursement for no more than one counsel representing all such Credit Parties (absent a conflict of interest in which case the Credit Parties may engage and be reimbursed for additional counsel).

“Customs Broker/Carrier Agreement” means an agreement in form and substance satisfactory to the Agent among a Borrower, a customs broker, freight forwarder, consolidator or carrier, and the ABL Agent and/or Agent, in which the customs broker, freight forwarder, consolidator or carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory for the benefit of the ABL Agent and/or Agent and agrees, upon notice from the ABL Agent and/or Agent, to hold and dispose of the subject Inventory solely as directed by the ABL Agent and/or Agent.

“DDA” means each checking, savings or other demand deposit account maintained by any of the Loan Parties, other than Excluded Accounts.  All funds in each DDA shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in any DDA.

“Debt” means as applied to any Person, without duplication, (a) all items that would be included as liabilities on a balance sheet in accordance with GAAP, including Capital Lease Obligations, but excluding trade payables incurred and being paid in the Ordinary Course of Business; (b) all Contingent Obligations; (c) all reimbursement obligations in connection with letters of credit issued for the account of such Person; and (d) in the case of any Loan Party, the Obligations.  The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the

United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to the LIBO Rate plus the Applicable Margin plus three and a half percent (3.50%) per annum.

“Discharge of ABL Obligations” has the meaning as defined in the ABL/Term Loan Intercreditor Agreement.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (whether in one transaction or in a series of transactions, and including any sale and leaseback transaction and any sale, transfer, license or other disposition) of any property (including, without limitation, any Equity Interests) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the date on which the Term Loan matures; provided, however, that (i) only the portion of such Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock and (ii) with respect to any Equity Interests issued to any employee or to any plan for the benefit of employees of the Lead Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Lead Borrower or one of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, resignation, death or disability and if any class of Equity Interest of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of an Equity Interest that is not Disqualified Stock, such Equity Interests shall not be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Stock solely because the holders thereof have the right to require a Loan Party to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock.  The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Lead Borrower and its Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends.

“Distribution” means any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than a rights distribution and/or payment-in-kind by the Parent); any distribution, advance or repayment of Debt to a holder of Equity Interests; or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest.

“Dollars” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America, any State thereof or the District of Columbia (excluding, for the avoidance of doubt, any Subsidiary organized under the laws of Puerto Rico or any other territory).

“EBITDA” determined on a consolidated basis for Parent and Subsidiaries, equal to the aggregate of (a) net income, calculated before (i) interest expense, (ii) provision for income taxes and (iii) depreciation and amortization expense; plus (b) the sum (without duplication) of the following: (i) expenses, fees and charges incurred in connection with the closing of the transactions contemplated by this Agreement; (ii) non-cash charges resulting from the write-down of goodwill, furniture, fixtures, equipment and software; (iii) non-cash charges associated with the issuance and periodic re-measurement of Equity Interests in the Parent; (iv) non-cash losses attributable to deferred financing costs; (v) non-cash losses attributable to fluctuations in currency values; (vi) non-cash charges attributable to write-offs resulting from the exercise of employee options to the extent permitted by this Agreement; (vii) non-cash losses or charges resulting from the impact of purchase accounting adjustments in connection with any Permitted Acquisition; (viii) other non-cash losses or charges deducted in determining net income (including, without limitation, non-cash losses or charges resulting from the application of Statement of Financial Accounting Standards No. 142, Goodwill and other Intangible Assets (FAS-142) and FAS-144, Accounting for Impairment of Long-Lived Assets); (ix) losses attributable to the early retirement of Indebtedness (other than the Obligations or the Permitted Term Debt); (x) transaction related fees and expenses incurred in connection with any Permitted Disposition or any Permitted Acquisition, all as approved by Agent in its Permitted Discretion; (xi) indemnification payments made by the Loan Parties and for which the Loan Parties have received reimbursement from third parties; (xii) fees and expenses of advisors and independent consultants retained by Loan Parties and approved by Agent in its Permitted Discretion; (xiii) fees and expenses paid to members of the Board of Directors of the Parent in an aggregate amount not to exceed $500,000 during any twelve-month period; (xiv) restructuring charges; (xv) earn-out payments and severance payments which, when taken together with amounts in subsection (xiv) shall not exceed $1,000,000 in the aggregate in any twelve-month period; and (xvi) losses arising from the sale of fixed or capital assets; minus the sum (without duplication) of the following: (i) non-cash income or gains resulting form the write-up of goodwill, furniture, fixtures, equipment and software; (ii) non-cash income or gains attributable to fluctuations in currency values; (iii) any other non-cash income or gains; (iv) income or gains arising from the sale of fixed or capital assets; (v) income or gains attributable to the early retirement of Indebtedness (other than the Obligations or Indebtedness under the ABL Facility); (vi) any other non-recurring or extraordinary gains (in each case, to the extent included in determining net income).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, obligation, damage, loss, claim, action, suit, judgment, order, fine, penalty, fee, expense, or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal or presence of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Notice” means a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

“Environmental Release” means a release as defined in CERCLA or under any other Environmental Law.

“Equipment” has the meaning set forth in the UCC or the PPSA, as applicable.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination of a Pension Plan or a Multiemployer Plan under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Borrower or any ERISA Affiliate; or (g) the determination that any Pension Plan is considered to be an “at risk” plan or that any Multiemployer Plan is considered to be in “endangered” or “critical” status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA.

“Event of Default” has the meaning specified in Section 8.01.  An Event of Default shall be deemed to be continuing unless and until that Event of Default has been duly waived as provided in Section 10.01 hereof.

“Excluded Accounts” means a DDA maintained by any Loan Party (a) which has been established and is used exclusively for the sole purpose of making payroll and withholding tax payments related thereto and other employee wage and benefit payments to or for the benefit of such Loan Party’s employees and accrued and unpaid employee compensation (including salaries, wages, benefits and expense reimbursements), (b) which is a zero balance operational disbursement or similar account, (c) has been established and is used exclusively for the sole purpose of making and remitting sales and use taxes, VAT and/or such Canadian sales and use tax equivalents or (d) which is used for petty cash or similar purposes so long as the amount on deposit (i) in each such individual DDA described in this clause (d) does not exceed $10,000 during any period of seventy-two consecutive hours and (ii) in all DDAs referred to in this clause (d) does not exceed $50,000 in the aggregate during any period of seventy-two consecutive hours.

“Excluded Taxes” means, with respect to the Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Loan Parties hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) pursuant to the laws of the jurisdiction under which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Loan Party is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Lead Borrower under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Loan Parties with respect to such withholding tax pursuant to Section 3.01(a),

(d) any U.S. federal, state or local backup withholding tax, and (e) any U.S. federal withholding tax imposed under FATCA.

“Executive Order” has the meaning set forth in Section 10.18.

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of August 2, 2010 among the Borrowers, Bank of America, N.A., as agent, and a syndicate of lenders, as amended.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the Ordinary Course of Business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments and litigation proceeds.

“Facility Guaranty” means any Guarantee made by a Guarantor in favor of the Agent and the other Credit Parties, in form and substance reasonably satisfactory to the Agent, as the same now exists or may hereafter be amended, modified, supplemented, renewed, restated or replaced, including, without limitation, the Canadian Guaranty and the UK Guaranty.

“FATCA” means current Section 1471 through 1474 of the Code or any amended version or successor provision that is substantively similar to and, in each case, any regulations promulgated thereunder and any interpretation and other guidance issued in connection therewith.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Salus on such day on such transactions as determined by the Agent.

“Fee Letter” means the letter agreement, dated January 28, 2013, among the Lead Borrower and the Agent.

“Fiscal Month” means any fiscal month of any Fiscal Year, which month shall generally end on the last day of each calendar month in accordance with the fiscal accounting calendar of the Loan Parties.

“Fiscal Quarter” means each period of three months, commencing on the first day of a Fiscal Year.

“Fiscal Year” means the fiscal year of Parent and Subsidiaries for accounting and tax purposes, ending on December 31 of each year.

“FLSA” means the Fair Labor Standards Act of 1938.

“Foreign Asset Control Regulations” has the meaning set forth in Section 10.18.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Lead Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Plan” means any employee benefit plan or arrangement (a) maintained or contributed to by any Loan Party or Affiliate that is not subject to the laws of the United States or Canada; or (b) mandated by a government other than the United States or Canada for employees of any Loan Party or Affiliate.

“Foreign Subsidiary” means a Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code, such that a guaranty by such Subsidiary of the Obligations or a Lien on the assets of such Subsidiary to secure the Obligations would result in material tax liability to Borrowers, provided, however, that SI Canada and SI UK shall be deemed to not be Foreign Subsidiaries.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

“Governmental Authority” means any federal, state, provincial, territorial, municipal, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for any governmental, judicial, investigative, regulatory or self-regulatory authority, in each case whether associated with the United States, a state, district or territory thereof, Canada, a province or territory thereof, the United Kingdom or a country thereof or any other foreign entity or government.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means the parties listed on Schedule 1.02 that shall be required to execute and deliver a Facility Guaranty pursuant to Section 6.09.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any “swap agreement” as defined in Section 101(53B)(A) of the Bankruptcy Code.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the Ordinary Course of Business and, in each case, not past due for more than sixty (60) days after the date on which such trade account payable was created);

(d)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(e)           All Attributable Indebtedness of such Person;

(f)            all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person (including, without limitation, Disqualified Stock, or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(g)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intellectual Property” means all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

“Intellectual Property Claim” means any claim or assertion (whether in writing, by suit or otherwise) that a Borrower’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

“Inventory” means “inventory” as defined in the UCC (or, with respect to any inventory of any Canadian Guarantor to which the PPSA is applicable, as defined in the PPSA), including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Borrower’s or Guarantor’s business (but excluding Equipment).

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) any Acquisition, or (d) any other investment of money or capital in order to obtain a profitable return.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“Joinder” means an agreement, in form and substance satisfactory to the Agent pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, this Agreement and/or the other Loan Documents in the same capacity and to the same extent as either a Borrower or a Guarantor, as the Agent may determine.

“Landlord Lien State” means such state(s) in which a landlord’s claim for rent may have priority over the Lien of the Agent in any of the Collateral.

“Lead Borrower” has the meaning assigned to such term in the preamble of this Agreement.

“Lease” means any agreement, whether written or oral, no matter how styled or structured, pursuant to which a Loan Party is entitled to the use or occupancy of any space in a structure, land, improvements or premises for any period of time.

“Lender” means each Lender having a Term Commitment as set forth on Schedule 2.01 hereto or in the Assignment and Assumption by which such Person becomes a Lender, or after the making of the Term Loan, each Lender holding any portion of the Term Loan, and collectively, all such Persons.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Agent.

“LIBO Rate” means, at any date of determination, the greater of (i) 1.25% per annum and (ii) the rate per annum for LIBOR (“LIBOR”), as published by Bankrate.com (or other commercially available source providing quotations of LIBOR as designated by the Agent from time to time) for an interest period of ninety (90) days.  If such rate is not available at such time for any reason, then the “LIBO Rate” shall be the rate per annum determined by the Agent to be the rate at which deposits in Dollars in the approximate outstanding amount of the Loans would be offered to major banks in the London interbank eurodollar market in which Salus participates for an interest period of ninety (90) days.

“License” means any license or agreement under which a Loan Party is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

“Lien” means any Person’s interest in Property securing an obligation owed to, or a claim by, such Person, including any lien, security interest, pledge, hypothecation, trust, reservation, encroachment, easement, right-of-way, covenant, condition, restriction, leases, or other title exception or encumbrance.

“Liquidation” means the exercise by the Agent of those rights and remedies accorded to the Agent under the Loan Documents and Applicable Law as a creditor of the Loan Parties with respect to the realization on the Collateral, including (after the occurrence and during the continuation of an Event of Default) the conduct by the Loan Parties acting with the consent of the Agent, of any public, private or “going out of business”, “store closing”, or other similarly themed sale or other disposition of the Collateral for the purpose of liquidating the Collateral.  Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Loan Account” has the meaning assigned to such term in Section 2.12(a).

“Loan Documents” means this Agreement, each Note, the Fee Letter, the ABL/Term Loan Intercreditor Agreement, the Blocked Account Agreements, the Security Documents, the Facility Guaranty, and any other instrument or agreement now or hereafter executed and delivered in connection herewith, or in connection with any transaction arising out of any Bank Products provided by the Agent or any of its Affiliates, each as amended and in effect from time to time.

“Loan Parties” means, collectively, the Borrowers and each Guarantor.

“Material Adverse Effect” means the effect of any event, fact, circumstance or change that, taken alone or in conjunction with other events or circumstances, (a) has a material adverse effect on the business, assets, Properties, liabilities, operations condition (financial or otherwise) or prospects of either (i) the Borrowers or (ii) the Parent and its Subsidiaries, taken as a whole, on the value of any material Collateral, on the enforceability of any Loan Document, or on the validity or priority of Agent’s Liens on any Collateral; (b) that could materially impair the ability of the Borrowers or the Guarantors to perform satisfactorily under the Loan Documents, including repayment of any Obligations; (c) that could reasonably be expected to materially and adversely affect the Loans or the transactions contemplated by this Agreement and the Loan Documents; or (d) otherwise impairs the ability of Agent or any Lender to enforce or collect any Obligations or realize upon any Collateral.

“Material Contract” means any agreement or arrangement to which a Borrower or Subsidiary is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Person, including the Securities Act of 1933; (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (c) that relates to Subordinated Debt, or to Debt in an aggregate amount of $3,000,000 or more.

“Material Indebtedness” means (i) the ABL Indebtedness, and (ii) other Indebtedness (other than the Obligations) of the Loan Parties in an aggregate principal amount exceeding $500,000.   For purposes of determining the amount of Material Indebtedness at any time, (a)

undrawn committed or available amounts shall be included, and (b) all amounts owing to all creditors under any combined or syndicated credit arrangement shall be included.

“Maturity Date” means  February 28, 2018.

“Maximum Rate” has the meaning provided therefor in Section 10.09.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” means each and every fee and leasehold mortgage or deed of trust, security agreement and assignment by and between the Loan Party owning or holding the leasehold interest in the Real Estate encumbered thereby in favor of the Agent.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Lead Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Proceeds” means (a) with respect to any Disposition by any Loan Party or any of its Subsidiaries, or any Extraordinary Receipt received or paid to the account of any Loan Party or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset by a Lien permitted hereunder which is senior to the Agent’s Lien on such asset and that is required to be repaid (or to establish an escrow for the future repayment thereof) in connection with such transaction (other than Indebtedness under the Loan Documents), and (B) the reasonable and customary out-of-pocket expenses incurred by such Loan Party or such Subsidiary in connection with such transaction (including, without limitation, appraisals, and brokerage, legal, title and recording or transfer tax expenses and commissions) paid by any Loan Party to third parties (other than Affiliates)); and

(b)           with respect to the sale or issuance of any Equity Interest by any Loan Party or any of its Subsidiaries, or the incurrence or issuance of any Indebtedness by any Loan Party or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by such Loan Party or such Subsidiary in connection therewith.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means (a) all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Loan Party arising under any Loan Document or otherwise with respect to the Term Loan (including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral therefor), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs, expenses and indemnities that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees, costs, expenses and indemnities are allowed claims in such proceeding, and (b) any Other Liabilities.

“Ordinary Course of Business” means the ordinary course of business of any Borrower or Subsidiary, consistent with past practices and undertaken in good faith.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, and (d) in each case, all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its Equity Interests and all other arrangements relating to the Control or management of such Person.

“OSHA” means the Occupational Safety and Hazard Act of 1970.

“Other Liabilities” means any obligation on account of any transaction with the Agent or any of its Affiliates that arises out of any Bank Product entered into with any Loan Party and any such Person, as each may be amended from time to time.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means with respect to Term Loan on any date, the aggregate outstanding principal amount thereof after giving effect to any prepayments or repayments of the Term Loan occurring on such date.

“Parent” means Summer Infant, Inc., a Delaware corporation.

“Participant” has the meaning specified in Section 10.06(d).

“Participation Register” has the meaning provided therefor in Section 10.06(d).

“Payment Item” means each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.

“PBA” means the Pensions Benefits Act (Ontario) or any other Canadian federal or provincial pension benefit standards legislation pursuant to which any Canadian Pension Plan is registered.

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Lead Borrower or any ERISA Affiliate or to which the Lead Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Perfection Certificate” means those certain perfection certificates dated as of the date hereof, executed and delivered by the Loan Parties in favor of the Agent, for the benefit of the Credit Parties, and each other Perfection Certificate (which shall be in form and substance reasonably acceptable to the Agent) executed and delivered by the applicable Borrower or Guarantor in favor of the Agent for the benefit of the Credit Parties contemporaneously with the execution and delivery of a Joinder executed in accordance with Section 6.09, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance herewith.

“Permitted Acquisition” means any Permitted Acquisition as defined in the ABL Agreement as in effect on the date hereof, provided that: (a) no Default or Event of Default exists or is caused thereby; (b) upon giving pro forma effect thereto, the Senior Leverage Ratio is in compliance with Section 7.23; and (c) Borrowers deliver to Agent, at least 10 Business Days prior to the Acquisition, copies of all material agreements relating thereto and a certificate, in form and substance satisfactory to Agent, stating that the Acquisition is a “Permitted Acquisition” and demonstrating compliance with the foregoing requirements.

“Permitted Contingent Obligations” means Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted hereunder; (f) arising under the Loan Documents; or (g) in an aggregate amount of $3,000,000 or less at any time.

“Permitted Discretion” means a determination made by Agent, in good faith, in the exercise of reasonable business judgment (from the perspective of a secured, asset-based lender), based upon Agent’s consideration of factors that in the exercise of such reasonable business judgment Agent reasonably believes: (a) could be expected to materially and adversely affect the quantity, quality, mix or value of Collateral (including any Applicable Law that may inhibit collection of an Account), the enforceability or priority of Agent’s Liens, or the amount that Agent and Lenders could receive in liquidation of any Collateral; (b) that any collateral report or financial information delivered by any Loan Party is incomplete, inaccurate or misleading in any material respect; (c) could materially increase the likelihood of any Insolvency Proceeding involving a Loan Party; (d) could increase the credit risk of lending to Borrowers on the security of the Collateral; or (e) could reasonably be expected to result in a Default or Event of Default.

“Permitted Disposition” means any of the following:

(a)           until the Discharge of ABL Obligations, sales and other dispositions of ABL Priority Collateral permitted under the ABL Facility Documents in effect on the Closing Date;

(b)           after the Discharge of ABL Obligations, as long as no Default or Event of Default exists and all Net Proceeds are remitted directly to the Term Priority Account, a Disposition that is (i) a sale of Inventory in the Ordinary Course of Business; (ii) a disposition of Equipment that, in the aggregate during any 12 month period, has a fair market or book value (whichever is more) of $500,000 or less; (iii) a disposition of Inventory that is obsolete, unmerchantable or otherwise unsalable in the Ordinary Course of Business; (iv) termination of a lease of real or personal Property that is not necessary for the Ordinary Course of Business, could not reasonably be expected to have a Material Adverse Effect and does not result from an Obligor’s default; (v) approved in writing by Agent and Required Lenders; (vi) a Disposition of Equipment in the ordinary course of business that is substantially worn, damaged, obsolete or, in the judgment of the Lead Borrower, no longer useful or necessary in its business or that of any Subsidiary and is replaced with similar property having at least equivalent value; or (vii) sales of Real Estate of any Loan Party (or sales of any Person or Persons created to hold such Real Estate or the Equity Interests in such Person or Persons), including sale-leaseback transactions involving any such Real Estate pursuant to leases on market terms, as long as, (A) such sale is made for fair market value, (B) the proceeds of such sale are utilized to repay the Obligations, and (C) in the case of any sale-leaseback transaction permitted hereunder, the Agent shall have received from each such purchaser or transferee a Collateral Access Agreement on terms and conditions reasonably satisfactory to the Agent.

(c)           sales, transfers and Dispositions among the Loan Parties or by any Subsidiary to a Loan Party; and

(d)           sales, transfers and Dispositions by any Subsidiary which is not a Loan Party to another Subsidiary that is not a Loan Party.

“Permitted Lien” has the meaning specified in Section 7.02.

“Permitted Purchase Money Debt” means Purchase Money Debt of Borrowers and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount does not exceed $2,500,000 at any time when combined with Capital Lease obligations permitted under Section 7.01(c).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Lead Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“PPSA” means the Personal Property Security Act (Ontario) and/or the Personal Property Security Act (New Brunswick), as applicable, and the regulations thereunder; provided, that, if validity, perfection and effect of perfection and non-perfection of Agent’s security interest in any Collateral of any Canadian Guarantor or any other Loan Party are governed by the personal property security laws of any jurisdiction other than Ontario or New Brunswick, PPSA shall mean those personal property security laws and regulations thereunder (including the Civil Code of Quebec in the case of the Province of Quebec) in such other jurisdiction for the purposes of the provisions hereof relating to such validity, perfection, and effect of perfection and non-perfection and for the definitions related to such provisions, as from time to time in effect.

“Prepayment Event” means:

(a)           Any Dispositions of Term Priority Collateral (including pursuant to a sale and leaseback transaction) of any property or asset of a Loan Party;

(b)           Any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of (and payments in lieu thereof), any property or asset of a Loan Party in an amount in excess of $1,000,000, unless (i) the proceeds therefrom are required to be paid to the holder of a Lien on such property or asset having priority over the Lien of the Agent or (ii) the proceeds therefrom are deposited into a segregated account and utilized for purposes of replacing or repairing the assets in respect of which such proceeds, awards or payments were received within 180 days of the occurrence of the damage to or loss of the assets being repaired or replaced, provided, that if a Default or Event of Default exists, the $1,000,000 minimum amount shall not apply;

(c)           The issuance by a Loan Party of any Equity Interests, other than any such issuance of Equity Interests (i) to a Loan Party, (ii) as consideration for a Permitted Acquisition or (iii) as a compensatory issuance to any employee, director, or consultant (including under any option plan);

(d)           The incurrence by a Loan Party of any Indebtedness for borrowed money other than Permitted Debt;

(e)           The receipt by any Loan Party of any Extraordinary Receipts; or

(f)            Any Disposition that is not a Permitted Disposition made pursuant to clause (b) of the definition of Permitted Disposition.

“Proceeds of Crime Act” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

“Properly Contested” means, with respect to any obligation of a Loan Party, (a) the obligation is subject to a bona fide dispute regarding amount or the Loan Party’s liability to pay;

(b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Loan Party; (e) no Lien is imposed on assets of the Loan Party, unless bonded and stayed to the satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Protective Advance” has the meaning specified in Section 2.04.

“Purchase Money Debt” means (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets; (b) Debt (other than the Obligations) incurred within 10 days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.

“Purchase Money Lien” means a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC or the PPSA.

“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

 “Refinancing Conditions” means (i) the following conditions for Refinancing Debt (other than the ABL Debt): (a) it is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or refinanced; (b) it has a final maturity no sooner than, a weighted average life no less than, and an interest rate no greater than, the Debt being extended, renewed or refinanced; (c) it is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced; (d) the representations, covenants and defaults applicable to it are no less favorable to Borrowers than those applicable to the Debt being extended, renewed or refinanced; (e) no additional Lien is granted to secure it; (f) no additional Person is obligated on such Debt; and (g) upon giving effect to it, no Default or Event of Default exists; and (ii) in respect of the ABL Debt, Refinancing Debt not prohibited by the ABL/Term Loan Intercreditor Agreement.

“Refinancing Debt” means Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 7.01(b), (d) or (f).

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of the Parent and its Subsidiaries as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Reports” has the meaning provided in Section 9.12(b).

“Required Lenders” means, as of any date of determination, the Agent and Lenders holding more than fifty percent (50%) of the then outstanding principal balance of the Term Loan.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party or any of the other individuals designated in writing to the Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Investment” means any Investment by a Borrower or Subsidiary, other than (a) Investments in Subsidiaries to the extent existing on the Closing Date; (b) Cash Equivalents that are subject to Agent’s Lien and control, pursuant to documentation in form and substance satisfactory to Agent; (c) loans and advances permitted under Section 7.07; (d) Permitted Acquisitions and (e) Investments in Foreign Subsidiaries in an aggregate amount not to exceed $250,000 per Fiscal Year.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment as permitted by the ABL Facility Documents as in effect on the date hereof.  Without limiting the foregoing, “Restricted Payments” with respect to any Person shall also include all payments made by such Person with any proceeds of a dissolution or liquidation of such Person.

“Restrictive Agreement” means an agreement (other than a Loan Document) that conditions or restricts the right of any Loan Party or Subsidiary thereof to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt.

“Royalties” means all royalties, fees, expense reimbursement and other amounts payable by a Loan Party under a License.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Salus” means Salus Capital Partners, LLC and its successors.

“Salus Entity” has the meaning provided in Section 10.06(i).

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Security Agreement” means the Security Agreement dated as of the Closing Date among the Borrowers and the Agent, as the same now exists or may hereafter be amended, modified, supplemented, renewed, restated or replaced.

“Security Documents” means the Security Agreement, the Blocked Account Agreements, the Mortgages, the Guaranties, IP Assignments, the Canadian Security Agreements, the UK Security Agreements and each other security agreement or other instrument or document executed and delivered to the Agent pursuant to this Agreement or any other Loan Document granting a Lien to secure any of the Obligations.

“Senior Leverage Ratio” means the ratio of (a) all amounts outstanding under this Agreement and the ABL Agreement to (b) EBITDA for the trailing twelve-month period ending as of the last day of the Fiscal Month then most recently ending.

“SI Asia” means Summer Infant Asia, Ltd., a Hong Kong Private Limited Company.

“SI Canada” means Summer Infant Canada, Limited, a corporation formed under the laws of the Province of New Brunswick.

“SI UK” means Summer Infant Europe Limited, a private company with limited liability incorporated in and registered under the laws of England and Wales with company number 4322137.

“Solvent” means, as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present Fair Salable Value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code (for SI UK this subsection (e) shall not be applicable); and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates.  “Fair Salable Value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

“Spot Rate” has the meaning given to such term in Section 1.07 hereof.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which the Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D.  Term Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Debt” means Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Obligations and which is in form and on terms (including maturity, interest, fees, repayment, covenants and subordination) approved in writing by the Agent.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Loan Party, but shall exclude Unrestricted Subsidiaries.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means the borrowing of the Term Loan made by each of the Lenders on the Closing Date pursuant to Section 2.01.

“Term Commitment” means, as to each Lender, its obligation to make a portion of the Term Loan pursuant to Section 2.01 in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.  As of the Closing Date, the aggregate amount of the Term Commitments is $15,000,000.

“Term Loan” means the term loan made by the Lenders on the Closing Date pursuant to Section 2.01.

“Term Note” means a promissory note made by the Borrowers in favor of a Lender evidencing the Term Loan made by such Lender, substantially in the form of Exhibit A.

“Term Priority Account” means that certain account of the Agent, account number at Sovereign Bank ending in xxxx1418, or such other account as Agent may designate from time to time, into which (i) all proceeds of the Term Priority Collateral shall be deposited as and to the extent required hereby and (ii) all payments owed to Agent under this Agreement or the other Loan Documents shall be made, or such other account as may be specified in writing by the Agent as the “Term Priority Account”.

“Term Priority Collateral” has the meaning set forth in the ABL/Term Loan Intercreditor Agreement.

“Termination Date” means the earliest to occur of (i) the Maturity Date, or (ii) the date on which the maturity of the Obligations is accelerated (or deemed accelerated) in accordance with Article VIII.

“Termination Event” means (a) the whole or partial withdrawal of any Canadian Guarantor from a Canadian Pension Plan or Canadian MEPP during a plan year; or (b) the filing of a notice of intent to terminate in whole or in part a Canadian Pension Plan or Canadian MEPP or the treatment of a Canadian Pension Plan or Canadian MEPP amendment as a termination or partial termination; or (c) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer a Canadian Pension Plan or Canadian MEPP; or (d) any other event or condition which might constitute grounds for the termination or winding up or partial termination or winding up of any Canadian Pension Plan or Canadian MEPP.

“Total Outstandings” means, at any date of determination, the outstanding principal balance of the Term Loan plus accrued but unpaid interest therein, any accrued but unpaid Credit Party Expenses and any other accrued and unpaid Obligations.

“Trading with the Enemy Act” has the meaning set forth in Section 10.18.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9 of the Uniform Commercial Code; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“UFCA” has the meaning specified in Section 10.21(d).

“UFTA” has the meaning specified in Section 10.21(d).

“UK Anti-Terrorism Laws” means the Criminal Justice (Terrorism and Conspiracy) Act 1998, the Terrorism Act 2000, the Anti-Terrorism, Crime and Security Act 2001, the Prevention of Terrorism Act 2005, the Terrorism Act 2006, the Money Laundering Regulations 2007 and the Counter-Terrorism Act 2008.

“UK Guarantor” means, collectively, SI UK and each other UK Subsidiary that guarantees payment or performance of the Obligations from time to time.  The definition of “UK Guarantors” means all of such entities collectively.

“UK Guaranty” means that certain Guarantee of even date herewith made by the UK Guarantor, as may be amended, restated or otherwise modified from time to time.

“UK Pension Scheme” means any pension, retirement benefits or other employee benefit scheme established by any UK Guarantor.

“UK Security Agreements” means (a) the Debenture dated as of the date hereof, in form and substance reasonably acceptable to Agent, executed by the UK Guarantor in favor of Agent, as the same may be amended, restated or supplemented from time to time, and (b) any other UK security agreement required to be executed by any Loan Party in favor of Agent after the Closing Date, in each case, as the same may be amended, restated or supplemented from time to time.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to the Code, ERISA or the Pension Protection Act of 2006 for the applicable plan year; and with respect to a Canadian Pension Plan, shall mean the amount, if any, by which a Canadian Pension Plan’s liabilities, calculated on a solvency basis and going concern basis (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities and consistent with GAAP), exceeds the market value of such Canadian Pension Plan’s assets as disclosed in a finalized or draft actuarial report most recently filed with the applicable Governmental Authority or commissioned by any Loan Party (specifically excluding SI UK from this definition).

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiaries” means any Subsidiary which is not a Guarantor.

“USA Patriot Act” shall have the meaning provided in Section 10.17.

“Value” means, with respect to Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first out basis, and excluding any portion of cost attributable to intercompany profit among Loan Parties and their Affiliates.

“Yield Revenue” means (i) all amounts which are (or would be) payable on account of interest on the principal portion of the Term Loan to be prepaid through twelve months after the Closing Date (assuming that the applicable portion of the Term Loan had not been prepaid and that interest accrued at the rate in effect on the date of prepayment), less (ii) any interest on the applicable portion of the Term Loan amount paid in cash from and after the Closing Date through the date of prepayment.

1.02        Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)           Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in Dollars in full in cash or immediately available funds (or, in the case of contingent reimbursement obligations with respect to Letters of Credit and Bank Products and any other contingent Obligations, providing other collateral as may be requested by the Agent) of all of the Obligations other than (i) unasserted contingent indemnification Obligations, and (ii) any Obligations relating to Bank Products that, at such time, are allowed by the applicable Bank Product provider to remain outstanding without being required to be repaid or otherwise collateralized as may be requested by the Agent.

1.03        Accounting Terms Generally.

(a)           Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein.

(b)           Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Lead Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Lead Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Lead Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04        Rounding.  Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05        Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06        Reserved.

1.07        Currency Equivalents Generally.  Any amount specified in this Agreement (other than in Article II, Article IX and Article X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars.  For purposes of this Section 1.07, the “Spot Rate” for a currency means the rate determined by the Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Agent may obtain such spot rate from another financial institution designated by the Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

ARTICLE II
TERM LOAN

2.01        Term Loan.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make a loan to the Borrowers on the Closing Date in a principal amount not to exceed the Term Commitment of such Lender.  Amounts repaid in respect of the Term Loan may not be reborrowed, and upon each Lender’s making of such portion of the Term Loan, the Term Commitment of such Lender shall be terminated.

2.02        Term Notes.  The Term Loan made by each Lender and interest accruing thereon shall be evidenced by the records of Agent.  At the request of any Lender, the Borrowers shall deliver a Term Note to such Lender.

2.03        Use of Proceeds.  The proceeds of the Term Loan shall be used by Borrowers solely in accordance with Section 6.13.

2.04        Protective Advances.   The Agent shall be authorized, with the prior Consent of each of the Lenders, at any time after the Closing Date, to make advances (“Protective Advances”) up to an aggregate principal amount not to exceed at any time $1,000,000, if the Agent deems such Protective Advances necessary or desirable to preserve or protect the Collateral, or to enhance the collectability or repayment of the Obligations with respect to the Term Loan.  Each Lender shall participate in each Protective Advance in accordance with its Applicable Percentage.

2.05        Reserved.

2.06        Prepayments.

(a)           Subject to Section 2.10 and the Fee Letter, the Borrowers may, upon irrevocable notice from the Lead Borrower to the Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Agent not later than 11:00 a.m. three Business Days prior to any date of prepayment of Term Loans; and (ii) any prepayment of Term Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof.  Each such notice shall specify the date and amount of such prepayment.  The Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment.  If such notice is given by the Lead Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Term Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(b)           If, as a result of an inspection allowed by Section 6.01(b), the Outstanding Amount exceeds forty-five percent (45%) of the Appraised Value of Intellectual Property, the Borrowers shall immediately prepay the Term Loan in an amount equal to such excess.

(c)           Subject to the terms of the ABL/Term Loan Intercreditor Agreement, the Borrowers shall prepay the Term Loan in an amount equal to the Net Proceeds received by a Loan Party on account of a Prepayment Event immediately upon receipt thereof by such Loan Party.

2.07        Termination of Term Commitments.  The Term Commitment of each Lender shall automatically terminate upon such Lender’s funding of its portion of the Term Loan, which shall occur no later than the Closing Date.

2.08        Repayment of Loans.  The principal of the Term Loan shall be repaid in installments of $375,000 on the last Business Day of each Fiscal Quarter, commencing with the quarter ending on September 30, 2013 and in full on the Termination Date.  The Borrowers shall repay to the Lenders on the Termination Date the aggregate principal amount of the Term Loan outstanding on such date, along with accrued but unpaid interest and all other Obligations outstanding with respect to the Term Loan.

2.09        Interest.

(a)           Subject to the provisions of Section 2.09(b) below, the Term Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the LIBO Rate plus the Applicable Margin.

(b)           (i)            If any amount payable under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Law.

(ii)           If any other Event of Default exists, then the Agent may, and upon the request of the Required Lenders shall, notify the Lead Borrower that all outstanding Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate and thereafter such Obligations shall bear interest at the Default Rate to the fullest extent permitted by Applicable Law.

(iii)          Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on the last Business Day of each Fiscal Month and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.10        Fees.  The Borrowers shall pay to the Agent the fees and other obligations in the amounts and at the times specified in the Fee Letter.  Such fees and other obligations shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.11        Computation of Interest and Fees.  All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed.  Interest shall accrue on the Term Loan for the day on which the Term Loan is made.  For purposes of the Interest Act (Canada), (i) whenever any interest or fee under this Agreement is calculated using a rate based on a year of 360 days, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360 days, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (z) divided by 360 and (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.  The rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.  For purposes of the calculation of interest on the the Term Loan and the Outstanding Amount, all payments made by or on account of the Borrowers shall be deemed to have been applied to the Term Loan one (1) Business Day after receipt of such payments by the Agent (as such receipt is determined pursuant to Section 2.13).  Each determination by the Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.12        Evidence of Debt.

(a)           The Term Loan made by each Lender shall be evidenced by one or more accounts or records maintained by the Agent (the “Loan Account”) in the ordinary course of business.  In addition, each Lender may record in such Lender’s internal records, an appropriate notation evidencing the date and amount of the Term Loan from such Lender, each payment and prepayment of principal of the Term Loan, and each payment of interest, fees and other amounts due in connection with the Obligations due to such Lender.  The accounts or records maintained by the Agent and each Lender shall be conclusive absent manifest error of the amount of the Term Loan made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Agent, the Borrowers shall execute and deliver to such Lender (through the Agent) a Term Note, which shall evidence such Lender’s portion of the Term Loan, as applicable, in addition to such accounts or records.  Each Lender may attach schedules to its Term Note and endorse thereon the date, amount and maturity of its Term Commitment and payments with respect thereto.  Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Term Note and upon cancellation of such Term Note, the Borrowers will issue, in lieu thereof, a replacement Term Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.

(b)           Agent shall render monthly statements regarding the Loan Account to the Lead Borrower including principal, interest, fees, and including an itemization of all charges and expenses constituting Credit Party Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Credit Parties unless, within thirty (30) days after receipt thereof by the Lead Borrower, the Lead Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

2.13        Payments Generally; Agent’s Clawback.

(a)           General.  All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Agent, for the account of the respective Lenders to which such payment is owed, at the Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue and shall be calculated pursuant to Section 2.10.  If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)           Payments by Borrowers; Presumptions by Agent.  Unless the Agent shall have received notice from the Lead Borrower prior to the time at which any payment is due to the Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

A notice of the Agent to any Lender or the Lead Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)           Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Agent funds for the Term Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Agent because the conditions to the applicable Term Loan set forth in Article IV are not satisfied or waived in accordance with the terms hereof (subject to the provisions of the last paragraph of Section 4.02 hereof), the Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           Obligations of Lenders Several.  The obligations of the Lenders hereunder to make the Term Loan are several and not joint.  The failure of any Lender to make its portion of the Term Loan shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its portion of the Term Loan hereunder.

(e)           Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for the Term Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for the Term Loan in any particular place or manner.

2.14        Sharing of Payments by Lenders.  If any Credit Party shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, interest on, or other amounts with respect to, any of the Obligations resulting in a Lender receiving payment of a portion of the aggregate amount of Obligations in respect of the Term Loan greater than its pro rata share thereof as provided herein (including, in each case, as in contravention of the priorities of payment set forth in Section 8.03), then the Credit Party receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Obligations of the other Lenders or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Credit Parties ratably and in the priorities set forth in Section 8.03, provided that:

(i)            if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this Section shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its portion of the Term Loan to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation, subject to any claims that any Loan Party has or may have against the assignor Lender.

2.15        Reserved.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY;
APPOINTMENT OF LEAD BORROWER

3.01        Taxes.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrowers shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent or the Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Payment of Other Taxes by the Borrowers.  Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Indemnification by the Loan Parties.  The Loan Parties shall indemnify the Agent and each Lender within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Lead Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of the Agent or a Lender, shall be conclusive absent manifest error.

(d)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Lead Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(e)           Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Lead Borrower (with a copy to the Agent), at the time or times prescribed by applicable law or reasonably requested by the Lead Borrower or the Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. Such delivery shall be provided on the Closing Date and on or before such documentation expires or becomes obsolete or after the occurrence of an event requiring a change in the documentation most recently delivered.  In addition, any Lender, if requested by the Lead Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Lead Borrower or the Agent as will enable the Lead Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Lead Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Lead Borrower or the Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)            duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)           duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv)          any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Lead Borrower to determine the withholding or deduction required to be made.

(f)            Treatment of Certain Refunds.  If the Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrowers, upon the request of the Agent or such Lender, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent, such Lender in the event the Agent, such Lender is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Agent, any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

3.02        Reserved.

3.03        Reserved.

3.04        Increased Costs.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)           subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any participation in any Term Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii)          impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Term Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Term Loan (or of maintaining its obligation to make any such Term Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender determines that any Change in Law, other than a change in the Code regarding income taxes payable by any such Lender, affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Term Commitments of Such Lender or the Term Loan made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Lead Borrower shall be conclusive absent manifest error.  The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Lead Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)           Reserved.

3.05        Reserved.

3.06        Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its portion of the Term Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrowers may replace such Lender in accordance with Section 10.13.

3.07        Survival.  All of the Borrowers’ obligations under this Article III shall survive repayment of the Term Loan and all other Obligations hereunder.

3.08        Designation of Lead Borrower as Borrowers’ Agent.

(a)           Each Borrower hereby irrevocably designates and appoints the Lead Borrower as such Borrower’s agent to obtain the Term Loan, the proceeds of which shall be available to each Borrower for such uses as are permitted under this Agreement.  As the disclosed principal for its agent, each Borrower shall be obligated to each Credit Party on account of the Term Loan so made as if made directly by the applicable Credit Party to such Borrower, notwithstanding the manner by which such Term Loan is recorded on the books and records of the Lead Borrower and of any other Borrower.  In addition, each Loan Party other than the Borrowers hereby irrevocably designates and appoints the Lead Borrower as such Loan Party’s agent to represent such Loan Party in all respects under this Agreement and the other Loan Documents.

(b)           Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers.  Consequently, each Borrower hereby assumes and agrees to discharge all Obligations of each of the other Borrowers.

(c)           The Lead Borrower shall act as a conduit for each Borrower (including itself, as a “Borrower”) on whose behalf the Lead Borrower has requested the Term Loan.  Neither the Agent nor any other Credit Party shall have any obligation to see to the application of such proceeds therefrom.

ARTICLE IV
CONDITIONS PRECEDENT TO MAKING OF TERM LOAN

4.01        Conditions of Term Loan.  The obligation of each Lender to make the Term Loan hereunder is subject to satisfaction of the following conditions precedent:

(a)           The Agent’s receipt of the following, each of which shall be originals, telecopies or other electronic image scan transmission (e.g., “pdf” or “tif “ via e-mail) (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party or the Lenders, as applicable, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Agent:

(i)            executed counterparts of this Agreement sufficient in number for distribution to the Agent, each Lender and the Lead Borrower; provided that the form of this Agreement shall have been approved by the Agent’s credit authorities;

(ii)           a Term Note executed by the Borrowers in favor of each Lender requesting a Term Note;

(iii)          such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Agent may require evidencing (A) the authority of each Loan Party to enter into this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party and (B) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party;

(iv)          copies of each Loan Party’s Organization Documents and such other documents and certifications as the Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to so qualify in such jurisdiction could not reasonably be expected to have a Material Adverse Effect;

(v)           favorable opinions of (A) Poore & Rosenbaum LLP, US counsel to the Borrowers, (B) Stikeman Elliott LLP, special Ontario counsel to the Canadian Guarantor, (C) Stewart McKelvey, special New Brunswick counsel to the Canadian Guarantor, (D) Vedder Price LLP, special UK counsel to Agent, and such local counsel as the Agent may reasonably request, addressed to the Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Agent may reasonably request;

(vi)          a certificate signed by a Responsible Officer of the Lead Borrower certifying (A) that the representations and warranties of each Loan Party contained in Article V or in any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect except as otherwise disclosed by the Parent in its filings with the SEC, (C) to the Solvency of the Loan Parties as of the Closing Date after giving effect to the transactions contemplated hereby, (D) the Parent and its Subsidiaries, taken as a whole, are Solvent, and (E) either that (1) no consents, licenses or approvals are required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, or (2) that all such consents, licenses and approvals have been obtained and are in full force and effect;

(vii)         a duly completed Compliance Certificate as of the last day of the Fiscal Quarter of the Parent and its Subsidiaries most recently ended prior to the Closing Date, signed by a Responsible Officer of the Lead Borrower;

(viii)        evidence that all insurance required to be maintained pursuant to the Loan Documents and all endorsements in favor of the Agent required under the Loan Documents have been obtained and are in effect and Agent has been named loss payee and additional insured on all applicable insurance policies;

(ix)          a payoff letter and/or deed of release from the agent for the lenders under the Existing Credit Agreement satisfactory in form and substance to the Agent evidencing that the Existing Credit Agreement has been or concurrently with the Closing Date is being terminated, all obligations thereunder are being paid in full, and all Liens securing obligations under the Existing Credit Agreement have been or concurrently with the Closing Date are being released;

(x)           the Loan Parties shall have entered into definitive financing documentation with respect to the ABL Debt on terms and conditions reasonably acceptable to Agent, the Borrowers shall have received the cash proceeds of such ABL Debt, and Agent and the holders of the ABL Debt shall have entered into the ABL/Term Loan Intercreditor Agreement.

(xi)          the Security Documents and certificates evidencing any stock being pledged thereunder, together with undated stock powers executed in blank, each duly executed by the applicable Loan Parties, each of which shall have been approved by the Agent’s credit authorities;

(xii)         all other Loan Documents, each duly executed by the applicable Loan Parties, each of which shall have been approved by the Agent’s credit authorities;

(xiii)        (A) appraisals (based on net liquidation value) by a third party appraiser acceptable to the Agent of all Inventory and Intellectual Property of the Loan Parties, the results of which are satisfactory to the Agent and (B) a written report regarding the results of a commercial finance examination of the Loan Parties, which shall be satisfactory to the Agent;

(xiv)        results of searches or other evidence reasonably satisfactory to the Agent (in each case dated as of a date reasonably satisfactory to the Agent) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Liens and Liens for which termination statements and releases, satisfactions and discharges of any mortgages, and releases or subordination agreements satisfactory to the Agent are being tendered concurrently with such extension of credit or other arrangements satisfactory to the Agent for the delivery of such termination statements and releases, satisfactions and discharges have been made;

(xv)         (A) all documents and instruments, including Uniform Commercial Code and PPSA financing statements, required by law or reasonably requested by the Agent to be filed, registered or recorded to create or perfect the first priority Liens intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered or recorded to the satisfaction of the Agent, and (B) Collateral Access Agreements as required by the Agent; and

(xvi)        such other assurances, certificates, documents, consents, waivers or opinions as the Agent reasonably may require.

(b)           There shall not be pending any litigation or other proceeding, the result of which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(c)           There shall not have occurred any default of any Material Contract of any Loan Party since January 22, 2013.

(d)           The consummation of the transactions contemplated hereby shall not violate any Applicable Law or any Organization Document.

(e)           All fees and expenses required to be paid to the Agent on or before the Closing Date shall have been paid in full, and all fees and expenses required to be paid to the Lenders on or before the Closing Date shall have been paid in full.

(f)            The Borrowers shall have paid all fees, charges and disbursements of counsel to the Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the Closing Date (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Agent).

(g)           The Agent and the Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.

(h)           No material changes in governmental regulations or policies affecting any Loan Party or any Credit Party shall have occurred prior to the Closing Date.

(i)            There shall not have occurred any disruption or material adverse change in the United States financial or capital markets in general that has had, in the reasonable opinion of the Agent, a material adverse effect on the market for loan syndications or adversely affecting the syndication of the Term Loan.

(j)            The Agent and the Lenders shall have received a pro forma consolidated and consolidating opening balance sheet of the Lead Borrower and its Subsidiaries.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have Consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be Consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02        Reserved.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

To induce the Credit Parties to enter into this Agreement and to make the Term Loan, each Loan Party represents and warrants to the Agent and the other Credit Parties that:

5.01        Organization and Qualification.  Each Loan Party and each Subsidiary thereof is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Each Loan Party and each Subsidiary thereof is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

5.02        Power and Authority.  Each Loan Party is duly authorized to execute, deliver and perform its Loan Documents.  The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Loan Party, except those already obtained; (b) contravene the Organization Documents of any Loan Party; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require the imposition of any Lien (other than Permitted Eiens) on any Loan Party’s Property.

5.03        Enforceability.  Each Loan Document is a legal, valid and binding obligation of each Loan Party party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

5.04        Capital Structure.  Schedule 5.04 shows (a) for each Loan Party and each Subsidiary thereof, its name, jurisdiction of organization and any agreement binding on the holders of its Equity Interests with respect to such Equity Interests, and (b) for each Subsidiary of the Parent, its authorized and issued Equity Interests and the names of the holders of its Equity Interests.  Except as disclosed on Schedule 5.04, in the five years preceding the Closing Date, no Loan Party or Subsidiary thereto has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination.  Each Loan Party has good title to its Equity Interests in its Subsidiaries, subject only to Liens in favor of Agent and the ABL Agent, and all such Equity Interests are duly issued, fully paid and non-assessable.  Except for the Equity Interests issued under the 2006 Performance Equity Plan of the Company and the 2012 Incentive Compensation Plan for the Company, there are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Loan Party or any Subsidiary thereof.

5.05        Title to Properties; Priority of Liens.  Each Loan Party and each Subsidiary thereof has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except Permitted Liens.  Except as otherwise indicated on Schedule 5.05, each Loan Party and each Subsidiary thereof has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens.  All Liens of Agent in the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over Agent’s Liens.

5.06        Reserved.

5.07        Financial Statements.  The consolidated and consolidating balance sheets, and related statements of income, cash flow and shareholder’s equity, of Parent and its Subsidiaries that have been and are hereafter delivered to Agent and Lenders, are prepared in accordance with GAAP, and fairly present the financial positions and results of operations of Parent and Subsidiaries at the dates and for the periods indicated.  All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time.  Since December 31, 2011, except as otherwise disclosed by the Parent in its filings with the SEC, there has been no change in the business, assets,

Properties, liabilities, operations, condition (financial or otherwise) or prospects of the Loan Parties, taken as a whole, that could reasonably be expected to have a Material Adverse Effect.  No financial statement delivered to Agent or Lenders at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading.  The Loan Parties, taken as a whole, are Solvent.

5.08        Surety Obligations.  Except as disclosed on Schedule 5.08, no Loan Party or Subsidiary thereof is obligated as surety or indemnitor under any bond or other Material Contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.

5.09        Taxes.  Each Loan Party and each Subsidiary thereof has filed all federal, state, provincial, municipal, foreign and local tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested.  The provision for Taxes on the books of each Loan Party and Subsidiary is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.

5.10        Brokers.  There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

5.11        Intellectual Property.  Except as set forth in Schedule 5.11, each Loan Party and each Subsidiary thereof owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others.  There is no pending or, to any Loan Party’s knowledge, threatened Intellectual Property Claim with respect to any Loan Party, any Subsidiary thereof or any of their Property (including any Intellectual Property).  Except as disclosed on Schedule 5.11, no Loan Party or Subsidiary thereof pays or owes any Royalty or other compensation to any Person with respect to any Intellectual Property.  All Intellectual Property owned, used or licensed by, or otherwise subject to any interests of, any Loan Party or Subsidiary is shown on Schedule 5.11.

5.12        Governmental Approvals.  Each Loan Party and each Subsidiary thereof has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties.  All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Loan Parties and Subsidiaries thereof have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

5.13        Compliance with Laws.  Each Loan Party and each Subsidiary thereof has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.  There have been (i) no citations, notices of noncompliance or requests for information issued to any Loan Party by the CPSC other than those described on Schedule 5.13, and (ii) no notices or orders of material noncompliance issued to any Loan Party by any other Governmental Authority under any Applicable Law.  To the best knowledge of the

Loan Parties, no Inventory has been produced by Loan Parties in violation of the FLSA or in violation of any CPSC Regulations.  The Loan Parties have current and effective certificates of compliance for each children’s product and each children’s toy that the Loan Parties sell, manufacture or distribute.  The Loan Parties conduct current testing of all children’s products and children’s toys that the Loan Parties sell, manufacture or distribute.  Except as described on Schedule 5.13, there are no pending or, to the knowledge of the Loan Parties, threatened regulatory actions or investigations by the CPSC with respect to the Loan Parties or any of the products or toys that the Loan Parties sell, manufacture or distribute.  To the best knowledge of the Loan Parties, none of the products or toys that the Loan Parties sell, manufacture or distribute contains a defect that could create a substantial product hazard or could create an unreasonable risk of serious injury or death.  The Loan Parties have complied in a timely manner with all reporting requirements under the CPSC Regulations.  To the best knowledge of the Loan Parties, the Loan Parties have not misrepresented in any report filed by the Loan Parties with the CPSC, the scope of the hazards posed by any toys or products that the Loan Parties sell, manufacture or distribute or the numbers of incidents or injuries that have been caused by or that have been alleged to have been caused by such toys and products.

5.14        Compliance with Environmental Laws.  Except as disclosed on Schedule 5.14, no Loan Party’s or any of its Subsidiary’s past or present operations, Real Estate or other Properties are subject to any federal, state, provincial, municipal or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up.  No Loan Party or Subsidiary thereof has received any Environmental Notice.  No Loan Party or Subsidiary thereof has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it.

5.15        Burdensome Contracts.  No Loan Party or Subsidiary thereof is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect.  No Loan Party or Subsidiary thereof is party or subject to any Restrictive Agreement, except as shown on Schedule 5.15.  No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by a Loan Party.

5.16        Litigation.  Except as shown on Schedule 5.16, there are no proceedings or investigations pending or, to any Loan Party’s knowledge, threatened against any Loan Party or any Subsidiary thereof, or any of their businesses, operations, Properties, prospects or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect if determined adversely to any Loan Party or any Subsidiary thereof.  Except as shown on such Schedule, no Loan Party has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $100,000).  No Loan Party or Subsidiary thereof is in default with respect to any order, injunction or judgment of any Governmental Authority.

5.17        No Defaults.  No event or circumstance has occurred or exists that constitutes a Default or Event of Default.  No Loan Party or Subsidiary thereof is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract or in the payment of any Borrowed Money.

There is no basis upon which any party (other than a Loan Party or Subsidiary) could terminate a Material Contract prior to its scheduled termination date.

5.18        ERISA.  Except as disclosed on Schedule 5.18:

(a)           Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification.  Each Loan Party and ERISA Affiliate has met all applicable requirements under the Code, ERISA and the Pension Protection Act of 2006, and no application for a waiver of the minimum funding standards or an extension of any amortization period has been made with respect to any Plan.

(b)           There are no pending or, to the knowledge of Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.

(c)           (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan, Canadian Pension Plan or Canadian MEPP has any Unfunded Pension Liability; (iii) no Loan Party or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Loan Party or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; (v) no Loan Party or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; and (vi) as of the most recent valuation date for any Pension Plan or Multiemployer Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%, and no Loan Party or ERISA Affiliate knows of any fact or circumstance that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of such date.

(d)           With respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.

(e)           Except as would not reasonably be expected to result in a Material Adverse Effect: (i) each Loan Party is in compliance with the requirements of the PBA and other federal, provincial or territorial Applicable Laws with respect to each Canadian Pension Plan, (ii) to the knowledge of the Loan Parties, no fact or situation that may reasonably be expected to result in liability to Loan Parties exists in connection with any Canadian Pension Plan, (iii) no Loan Party or any Subsidiary of a Loan Party has any withdrawal liability in connection with a Canadian Pension Plan or Canadian MEPP, and (iv) no Canadian MEPP requires any Loan Party to make deficit payments.  No Termination Event has occurred.  No Lien has arisen in respect of Loan Party or their property in connection with any Canadian Pension Plan or Canadian MEPP (save for contribution amounts not yet due).  All required contributions of any Loan Party to each Canadian Pension Plan and Canadian MEPP have been made.  No Canadian Benefit Plan is self insured, has deficit reserve or permits a retroactive increase in premiums.  All Canadian Pension Plans are administered by a Loan Party, or a Loan Party is the delegated administrator.

(f)            Neither SI UK nor any of its Subsidiaries is or has at any time been (i) an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993); or (ii) “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the Pensions Act 2004) such an employer.

5.19        Trade Relations.  Except as set forth on the Parent’s filings with the Securities and Exchange Commission, there exists no actual or threatened termination, limitation or modification of any business relationship between any Loan Party or Subsidiary thereof and any customer or supplier, or any group of customers or suppliers, who individually or in the aggregate are material to the business of such Loan Party or Subsidiary.  There exists no condition or circumstance that could reasonably be expected to impair the ability of any Loan Party or any Subsidiary thereof to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date.

5.20        Labor Relations.  Except as described on Schedule 5.20, no Loan Party or Subsidiary thereof is party to or bound by any collective bargaining agreement, management agreement or consulting agreement (other than design services consulting agreements and other consulting agreements that have been disclosed to Agent).  There are no material grievances, disputes or controversies with any union or other organization of any Loan Party’s or its Subsidiary’s employees, or, to any Loan Party’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining.

5.21        Payable Practices.  No Loan Party or Subsidiary thereof has made any material change in its historical accounts payable practices from those in effect on the Closing Date.

5.22        Not a Regulated Entity.  No Loan Party is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

5.23        Margin Stock.  No Loan Party or Subsidiary thereof is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No Loan proceeds will be used by Loan Parties to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

5.24        Complete Disclosure.  No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading.  There is no fact or circumstance that any Loan Party has failed to disclose to Agent in writing that could reasonably be expected to have a Material Adverse Effect.

5.25        Business Plan.  The Borrowers are making commercially reasonable efforts to operate their business in all material respects in a manner consistent with the Business Plan most recently delivered pursuant to Section 6.02(d) and accepted by the Agent.

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as the Term Loan or other Obligations hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which a claim has not been asserted), the Loan Parties shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:

6.01        Inspections; Appraisals.

(a)           Permit representative and independent contractors of the Agent from time to time, subject (except when a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Loan Party or Subsidiary, inspect, audit and make extracts from any Loan Party’s or Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Loan Party’s or Subsidiary’s business, Business Plan, financial condition, assets, prospects and results of operations.  Lenders may participate in any such visit or inspection, at their own expense.  Neither Agent nor any Lender shall have any duty to any Loan Party to make any inspection, nor to share any results of any inspection, appraisal or report with any Loan Party.  Loan Parties acknowledge that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Loan Parties shall not be entitled to rely upon them.

(b)           Reimburse Agent for all reasonable charges, costs and expenses of Agent in connection with (i) examinations of any Loan Party’s books and records or any other financial or Collateral matters as Agent deems appropriate, up to two times per Fiscal Year; (ii) appraisals of Intellectual Property, up to one time per Fiscal Year; and (iii) following the Discharge of ABL

Obligations, appraisals of Inventory, up to two times per Fiscal Year; provided, however, that if an examination or appraisal is initiated during a Default or Event of Default, all charges, costs and expenses therefor shall be reimbursed by Borrowers without regard to such limits.  Loan Parties agree to pay Agent’s then standard charges for examination activities, including the standard charges of Agent’s internal examination and appraisal groups, as well as the charges of any third party used for such purposes.  Notwithstanding the foregoing, the Agent may cause additional examinations and appraisals to be undertaken as it in its discretion deems necessary or appropriate, at its own expense.

6.02        Financial and Other Information.  Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Agent and Lenders:

(a)           as soon as available, and in any event within 90 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on consolidated and consolidating bases for Loan Parties and Subsidiaries, which consolidated statements shall be audited and certified (without qualification) by a firm of independent certified public accountants of recognized standing selected by Borrowers and acceptable to Agent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information reasonably acceptable to Agent;

(b)           as soon as available, and in any event within 45 days after the end of each Fiscal Quarter ending thereafter, unaudited balance sheets as of the end of such quarter and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, on consolidated and, to the extent applicable, consolidating bases for Loan Parties and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by a Responsible Officer of the Loan Parties as prepared in accordance with GAAP and fairly presenting in all material respects the financial position and results of operations for such Fiscal Quarter and period, subject to normal year-end adjustments and the absence of footnotes;

(c)           as soon as available, and in any event within 30 days after the end of each month, unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on consolidated and, to the extent applicable, consolidating bases for Loan Parties and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Lead Borrower as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such month and period, subject to normal year end adjustments and the absence of footnotes;

(d)           as soon as available, and in any event within 30 days before the end of each Fiscal Year of the Parent, the Business Plan of the Parent and its Subsidiaries on a monthly basis for the immediately following Fiscal Year (including the Fiscal Year in which the Maturity Date occurs), and as soon as available, any significant revisions to the Business Plan with respect to such Fiscal Year.

(e)           concurrently with delivery of financial statements under clauses (a), (b) and (c) above, or more frequently if requested by Agent while a Default or Event of Default exists, a Compliance Certificate executed by the chief financial officer of Lead Borrower;

(f)            concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to Borrowers by their accountants in connection with such financial statements;

(g)           not later than 30 days prior to the end of each Fiscal Year, projections of Borrowers’ consolidated balance sheets, results of operations, and cash flow for the next Fiscal Year, month by month;

(h)           at Agent’s request, a listing of each Borrower’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form satisfactory to Agent;

(i)            promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that any Borrower has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that any Borrower files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by a Borrower to the public concerning material changes to or developments in the business of such Borrower;

(j)            promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan, Canadian Pension Plan or Foreign Plan;

(k)           copies of any Borrowing Base Certificate (as defined in the ABL Agreement) concurrently with delivery of any Borrowing Base Certificate to the ABL Agent; and

(l)            such other reports and information (financial or otherwise) as Agent may request from time to time in connection with any Collateral or any Loan Party’s or Subsidiary’s financial condition or business.

6.03        Notices.

(a)           Notify Agent and Lenders in writing promptly after a Loan Party’s obtaining knowledge thereof, of any of the following that affects a Loan Party: (i) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination could have a Material Adverse Effect; (ii) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract; (iii) any default under or termination of a Material Contract; (iv) the existence of any Default or Event of Default; (v) any judgment in an amount exceeding $1,000,000; (vi) the assertion of any Intellectual Property Claim, if an adverse resolution could have a Material Adverse Effect; (vii) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA or any Environmental Laws), if an adverse resolution could have a Material Adverse Effect; (viii) any Environmental Release by a Loan Party or on any Property owned, leased or occupied by a Loan

Party; or receipt of any Environmental Notice; (ix) the occurrence of any ERISA Event or Termination Event; (x) the discharge by the Parent of its present Registered Public Accounting Firm or any withdrawal or resignation by such Registered Public Accounting Firm; (xi) any opening of a new office or place of business, at least 30 days prior to such opening; (xii) simultaneously with delivery of such notice under the ABL Agreement, the existence of any default or event of default under the ABL Facility Documents; (xiii) the threat or commencement of any regulatory action or investigation by the CPSC with respect to any Loan Party or with respect to any product or toy sold, manufactured or distributed by any Loan Party; (xiv) the receipt by any Loan Party of any Epidemiological Report, the posting of any notice on SaferProducts.gov, or request for information issued to any Loan Party by the CPSC, all with respect to any product or toy sold, manufactured or distributed by any Loan Party; (xv) the commencement of any voluntary or involuntary recall of any product or toy that the Loan Parties sell, manufacture or distribute; (xvi) of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof; (xvii) of any change in any Loan Party’s senior executive officers; (xviii) of any collective bargaining agreement or other labor contract to which a Loan Party becomes a party, or the application for the certification of a collective bargaining agent; (xix) of the filing of any Lien for unpaid Taxes against any Loan Party in excess of $250,000; (xx) of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral under power of eminent domain or by condemnation or similar proceeding or if any material portion of the Collateral is damaged or destroyed; (xxi) of any transaction of the nature contained in Article VII hereof; (xxii) of any decision by any Loan Party not to pay rent, or the failure by any Loan Party to pay rent, at any distribution centers or warehouses or any of such Loan Party’s other locations; or (xxiii) any cancellation, any material change or any increase (which increase is as a result of deterioration in the risk profile of any Loan Party or Subsidiary) in the deductible in any insurance policy or coverage maintained by any Loan Party.  Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Lead Borrower setting forth details of the occurrence referred to therein and stating what action the Lead Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a)(iv) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

(b)                                 Furnish to the Agent at least thirty (30) days prior written notice of any change in: (i) any Loan Party’s name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties; (ii) the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility); (iii) any Loan Party’s organizational structure or jurisdiction of incorporation or formation; or (iv) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization. The Loan Parties agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Collateral for its own benefit and the benefit of the other Credit Parties.

6.04                        Landlord and Storage Agreements.  Upon request, provide Agent with copies of all existing agreements, and promptly after execution thereof provide Agent with copies of all future agreements, between a Loan Party and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral.

6.05                        Compliance with Laws.  Comply with all Applicable Laws, including ERISA, PBA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, CPSC Regulations and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect.  Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of any Loan Party or Subsidiary, it shall act promptly and diligently to investigate and report to Agent and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, whether or not directed to do so by any Governmental Authority.  Maintain adequate testing and other procedures to ensure the safety of all products and toys that the Loan Parties sell, manufacture or distribute.

6.06                        Taxes.  Pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.

6.07                        Insurance.  In addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers (with a Best Rating of at least A-, unless otherwise approved by Agent) satisfactory to Agent, (a) with respect to the Properties and business of Loan Parties and Subsidiaries of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated; and (b) business interruption insurance in an amount not less than $20,000,000, with deductibles and subject to an insurance assignment satisfactory to Agent, which shall provide for the proceeds of business interruption insurance to be payable to Agent for application to the Obligations.

6.08                        Licenses.  Keep each License which constitutes a Material Contract affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Loan Parties and Subsidiaries in full force and effect; promptly notify Agent of any proposed modification to any such License, or entry into any new License which constitutes a Material Contract, in each case at least 30 days prior to its effective date; pay all Royalties when due; and notify Agent of any default or breach asserted by any Person to have occurred under any License which constitutes a Material Contract.

6.09                        Future Subsidiaries.  Promptly notify Agent upon any Person becoming a Subsidiary and, if such Person is not a Foreign Subsidiary, cause it to guaranty the Obligations in a manner satisfactory to Agent, and to execute and deliver such documents, instruments and agreements and to take such other actions as Agent shall require to evidence and perfect a Lien in favor of Agent on all assets of such Person, including delivery of such legal opinions, in form and substance satisfactory to Agent, as it shall deem appropriate.

6.10                        UK Pension Schemes.  Ensure that neither SI UK nor any of its Subsidiaries is or has been at any time an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993) or “connected” with or an “associate” of (as those terms are used in sections 38 or 43 of the Pensions Act 2004) such an employer.

6.11                        Preservation of Existence, Etc.  Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 7.06 or 7.09; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its Intellectual Property, except to the extent such Intellectual Property is no longer used or useful in the conduct of the business of the Loan Parties.

6.12                        Maintenance of Properties.  (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.13                        Use of Proceeds.  Use the proceeds of the Term Loan (a) to pay off a portion of the Existing Credit Facility to the extent the availability under the ABL Facility on the Closing Date is insufficient for this purpose, (b) to finance the acquisition of working capital assets of the Borrowers, including the purchase of inventory and equipment, in each case in the Ordinary Course of Business, (c) to finance Capital Expenditures of the Borrowers, and (d) for general corporate purposes of the Loan Parties, in each case to the extent expressly permitted under Applicable Law and the Loan Documents.  For the avoidance of doubt, the proceeds of the Term Loan shall not be used to finance any Permitted Acquisition.

6.14                        Cash Management.  Maintain Blocked Account Agreements as required under the ABL Agreement.  If the ABL Agreement is no longer in effect, the Loan Parties shall, and shall cause each Subsidiary to satisfy the customary requirements of the Agent.

6.15                        Environmental Laws.  (a) Conduct its operations and keep and maintain its Real Estate in material compliance with all Environmental Laws; (b) obtain and renew all environmental permits necessary for its operations and properties; and (c) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, provided, however, that neither a Loan Party nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained by the Loan Parties with respect to such circumstances in accordance with GAAP.

6.16                        Further Assurances.

(a)                                 Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable Law, or which the Agent may request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Loan Parties also agree to provide to the Agent, from time to time upon request, evidence satisfactory to the Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)                                 If any material assets are acquired by any Loan Party after the Closing Date (other than assets constituting Collateral under the Security Documents that become subject to the perfected Lien under the Security Documents upon acquisition thereof and in accordance with the ABL/Term Loan Intercreditor Agreement), notify the Agent thereof, and the Loan Parties will cause such assets to be subjected to a Lien securing the Obligations and will take such actions as shall be necessary or shall be requested by the Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section 6.16, all at the expense of the Loan Parties. In no event shall compliance with this Section 6.16 waive or be deemed a waiver or Consent to any transaction giving rise to the need to comply with this Section 6.16 if such transaction was not otherwise expressly permitted by this Agreement.

(c)                                  Use, and cause each of the Subsidiaries to use, their commercially reasonable efforts to obtain lease terms in any Lease entered into by any Loan Party after the Closing Date not expressly prohibiting the recording in the relevant real estate filing office of an appropriate memorandum of lease.

(d)                                 Following the Discharge of ABL Obligations, upon the request of the Agent, cause each of its customs brokers, freight forwarders, consolidators and/or carriers to deliver an agreement (including, without limitation, a Customs Broker/Carrier Agreement) to the Agent covering such matters and in such form as the Agent may reasonably require.

(e)                                  Upon the request of the Agent, cause any of its landlords to deliver a Collateral Access Agreement to the Agent in such form as the Agent may reasonably require.

6.17                        Compliance with Terms of Leaseholds.  Except as otherwise expressly permitted hereunder, (a) make all payments and otherwise perform all obligations in respect of all Leases to which any Loan Party or any of its Subsidiaries is a party, keep such Leases in full force and effect, (b) not allow such Leases to lapse or be terminated or any rights to renew such Leases to be forfeited or cancelled, (c) notify the Agent of any default by any party with respect to such Leases and cooperate with the Agent in all respects to cure any such default, and (d) cause each of its Subsidiaries to do the foregoing.

6.18                        Material Contracts.  (a) Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, (b) maintain each such Material Contract in full force and effect, (c) enforce each such Material Contract in accordance with its terms, (d) take all such action to such end as may be from time to time requested by the Agent, (e) upon request of the Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and (f) cause each of its Subsidiaries to do the foregoing.

6.19                        Business Plan.  Generally operate the business of the Borrowers in all material respects in a manner consistent with the Business Plan most recently delivered pursuant to Section 6.02(d) hereof and accepted by the Agent in its discretion, provided that such operation does not guarantee that actual results will match the estimates contained in the Business Plan.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which a claim has not been asserted), no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

7.01                        Permitted Debt.  Create, incur, guarantee or suffer to exist any Debt, except (“Permitted Debt”):

(a)                                 the Obligations;

(b)                                 the Debt under the ABL Facility;

(c)                                  Permitted Purchase Money Debt and obligations with respect to Capital Leases so long as the aggregate amount outstanding under this clause (c) does not exceed $2,500,000 at any time;

(d)                                 Borrowed Money (other than the Obligations, Subordinated Debt and Permitted Purchase Money Debt), but only to the extent outstanding on the Closing Date and not satisfied with proceeds of the initial Loans;

(e)                                  Debt with respect to Bank Products incurred in the Ordinary Course of Business;

(f)                                   Debt that is in existence when a Person becomes a Subsidiary or that is secured by an asset when acquired by a Borrower or Subsidiary, as long as such Debt was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition, and does not exceed $1,000,000 in the aggregate at any time;

(g)                                  Permitted Contingent Obligations;

(h)                                 Refinancing Debt as long as each Refinancing Condition is satisfied; and

(i)                                     Debt that is not included in any of the preceding clauses of this Section, is not secured by a Lien and does not exceed $500,000 in the aggregate at any time.

7.02                        Permitted Liens.  Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):

(a)                                 Liens in favor of Agent;

(b)                                 Liens in favor of the ABL Agent subject to the ABL/Term Loan Intercreditor Agreement;

(c)                                  Purchase Money Liens securing Permitted Purchase Money Debt;

(d)                                 Liens for Taxes not yet due or being Properly Contested;

(e)                                  inchoate statutory Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Borrower or Subsidiary;

(f)                                   Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (except those relating to Borrowed Money), statutory obligations and other similar obligations, or arising as a result of progress payments under government contracts, as long as such Liens are at all times junior to Agent’s Liens;

(g)                                  Liens arising in the Ordinary Course of Business that are subject to Collateral Access Agreements;

(h)                                 Liens arising by virtue of a judgment or judicial order against any Borrower or Subsidiary, or any Property of a Borrower or Subsidiary, as long as such Liens are (i) in existence for less than 20 consecutive days or being Properly Contested, and (ii) at all times junior to Agent’s Liens;

(i)                                     easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business;

(j)                                    normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;

(k)                                 Liens securing Debt permitted by Section 7.01(b) so long as such Lien does not cover more than the property subject to such Capital Lease;

(l)                                     with respect to any Collateral covered by the UK Security Agreements, any Security (as such term is defined in the UK Security Agreements) arising solely by operation of law or in the ordinary course of trading securing amounts not more than 30 days overdue and not arising as a result of any default or omission of a Loan Party or its Subsidiaries; and

(o)                                 existing Liens shown on Schedule 7.02.

Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document (including any provision for, reference to, or acknowledgement of, any Lien or Permitted Lien), nothing herein and no approval by the Agent or any Lender of any Lien or Permitted Lien (whether such approval is oral or in writing) shall be construed as or deemed to constitute a subordination by the Agent or such Lender of any security interest or other right, interest or Lien in or to the Collateral or any part thereof in favor of any Lien or Permitted Lien or any holder of any Lien or Permitted Lien.

7.03                        [Intentionally deleted].

7.04                        Distributions; Upstream Payments.  Declare or make any Distributions, except Upstream Payments; or create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for restrictions under the Loan Documents, the ABL Facility Documents, under Applicable Law or in effect on the Closing Date as shown on Schedule 5.15.

7.05                        Restricted Investments.  Make any Restricted Investment.

7.06                        Disposition of Assets.  Make any Asset Disposition, except a Permitted Disposition, a disposition of Equipment under clause (d) of the definition of Permitted Disposition, or a transfer of Property by a Subsidiary or Loan Party to a Borrower.

7.07                        Loans.  Make any loans or other advances of money to any Person, except (a) advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business; (b) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (c) deposits with financial institutions permitted hereunder;  (d) as long as no Default or Event of Default exists, intercompany loans by a Loan Party to another Loan Party, provided that intercompany loans from the Borrowers (i) to the Canadian Guarantors shall not exceed $500,000 in the aggregate at any time and (ii) to the UK Guarantors shall not exceed $500,000 in the aggregate at any time; and (e) so long as no Default or Event of Default exists, intercompany loans by Loan Parties to Foreign Subsidiaries not to exceed $250,000 in the aggregate at any time.

7.08                        Restrictions on Payment of Certain Debt.  Except in connection with any Refinancing permitted under Section 7.01, make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any (a) Subordinated Debt, except regularly scheduled payments of principal, interest and fees, but only to the extent permitted under any subordination agreement relating to such Debt (and a Responsible Officer of Lead Borrower shall certify to Agent, not less than five Business Days prior to the date of payment, that all conditions under such agreement have been satisfied); or (b) Borrowed Money (other than the Obligations) prior to its due date under the agreements evidencing such Debt as in effect on the Closing Date (or as amended thereafter with the consent of Agent); provided that the Loan Party may make payments under the ABL Facility in accordance with the ABL/Term Loan Intercreditor Agreement.

7.09                        Fundamental Changes.  Change its name or conduct business under any fictitious name; change its tax, charter or other organizational identification number; change its form or state of organization; liquidate, wind up its affairs or dissolve itself; or merge, combine or consolidate with any Person, whether in a single transaction or in a series of related transactions, except for (a) amalgamations, mergers or consolidations of a wholly-owned Subsidiary with another wholly-owned Subsidiary or into a Borrower; or (b) Permitted Acquisitions.

7.10                        Subsidiaries.  Form or acquire any Subsidiary after the Closing Date, except in accordance with Sections 6.09, 7.05 or 7.09; or permit any existing Subsidiary to issue any additional Equity Interests except director’s qualifying shares.

7.11                        Amendment of Material Documents.  Amend, modify or otherwise change any of (a) its Organization Documents, except in connection with either a rights distribution by the Parent or a transaction permitted under Section 7.09, or (b) any Material Contract or Material Indebtedness (other than allowed under the ABL/Term Loan Intercreditor Agreement on account of any refinancing thereof otherwise permitted hereunder), in each case to the extent that such amendment, modification or waiver would result in a Default or Event of Default under any of the Loan Documents, would be materially adverse to the Credit Parties or otherwise would be reasonably likely to have a Material Adverse Effect.

7.12                        Use of Proceeds.  Use the proceeds of the Term Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose; (b) to finance a Permitted Acquisition or (c) for purposes other than those permitted under this Agreement.

7.13                        Tax Consolidation.  File or consent to the filing of any consolidated income tax return with any Person other than Loan Parties and Subsidiaries.

7.14                        Accounting Changes.  Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.03; or change its Fiscal Year.

7.15                        Restrictive Agreements.  Become a party to any Restrictive Agreement, except a Restrictive Agreement (a) in effect on the Closing Date (including the ABL Facility Documents); (b) relating to secured Debt permitted hereunder, as long as the restrictions apply only to collateral for such Debt; or (c) constituting customary restrictions on assignment in leases and other contracts.

7.16                        Hedging Agreements.  Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.

7.17                        Conduct of Business.  Engage in any business, other than (i) the businesses conducted by the Loan Parties on the Closing Date and activities incidental or supplemental thereto, and (ii) businesses similar to the business conducted by the Loan Parties on the Closing Date or other businesses approved by Agent in its Permitted Discretion.

7.18                        Affiliate Transactions.  Enter into or be party to any transaction with an Affiliate, except (a) transactions expressly permitted by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered, and payment of customary directors’ fees and indemnities; (c) transactions solely among Borrowers; (d) transactions with Affiliates that were consummated prior to the Closing Date, as shown on Schedule 7.18; (e) intercompany loans permitted under Section 7.07; and (f) transactions with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms fully disclosed to Agent and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate.

7.19                        Plans.  Become party to any Multiemployer Plan, Canadian Plan, Canadian MEPP or Foreign Plan, other than any in existence on the Closing Date.

7.20                        Amendments to Subordinated Debt or ABL Debt.  Amend, supplement or otherwise modify the (a) the ABL Agreement or any other document, instrument or agreement relating to the ABL Debt except as permitted by the ABL/Term Loan Intercreditor Agreement or (b) amend, supplement or otherwise modify any document, instrument or agreement relating to the Subordinated Debt, if such modification (i) increases the principal balance of such Debt, or increases any required payment of principal or interest; (ii) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (iii) shortens the final maturity date or otherwise accelerates amortization; (iv) increases the interest rate; (v) increases or adds any fees or charges; (vi) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect for any Loan Party or Subsidiary, or that is otherwise materially adverse to any Loan Party, any Subsidiary or Lenders; or (vii) results in the Obligations not being fully benefited by the subordination provisions thereof.

7.21                        Deposit Accounts.  Following the Discharge of ABL Obligations, open new Blocked Accounts unless the Loan Parties shall have delivered to the Agent appropriate Blocked Account Agreements in form reasonably satisfactory to the Agent.  No Loan Party shall maintain any bank accounts other than the ones expressly contemplated herein.

7.22                        Intellectual Property.  License any of its Intellectual Property without the prior written consent of the Agent.

7.23                        Financial Covenants.  As long as any Loans or Obligations are outstanding, Loan Parties shall not permit the Consolidated EBITDA, calculated as of the last day of each month for each of the consecutive month periods set forth below, to be less than the amounts set forth below for such periods:

Period of Consecutive Months Beginning March 1, 2013 and Ending	Minimum Consolidated EBITDA

March 31, 2013	$750,000
April 30, 2013	$1,500,000
May 31, 2013	$2,500,000
June 30, 2013	$3,500,000

Period of Consecutive Months Beginning March 1, 2013 and Ending	Minimum Consolidated EBITDA

July 31, 2013	$4,500,000
August 31, 2013	$6,000,000
September 30, 2013	$7,000,000
October 31, 2013	$8,000,000
November 30, 2013	$9,000,000
December 31, 2013	$10,000,000
January 31, 2014	$11,000,000
February 28, 2014	$12,000,000

7.24                        Senior Leverage Ratio.  Commencing on February 28, 2013, permit the Senior Leverage Ratio, to be less than 1.0:1.0.  Commencing February 28, 2014, the Senior Leverage Ratio shall be tested monthly on the last day of each calendar month.  The Senior Leverage Ratio shall be established by the Agent for the period commencing on February 28, 2014 and thereafter, based upon the Business Plan, and such Senior Leverage Ratio shall provide for a general cushion or variance of 20% to 25% to the Business Plan.

7.25                        Restrictions on Activities of Parent.  Loan Parties covenant and agree that the Parent shall not (i) hold any assets other than the Equity Interests of Lead Borrower, SI UK or SI Asia cash and Cash Equivalents, (ii) have any material liabilities other than liabilities under the Loan Documents and under the ABL Facility Documents, tax liabilities in the Ordinary Course of Business, liabilities under employment agreements and written employment arrangements, and corporate, administrative and operating expenses in the Ordinary Course of Business, or (iii) engage in any business other than owning the Equity Interests of Lead Borrower and activities incidental to such ownership, acting as a co-borrower in respect of the Obligations hereunder and under the ABL Facility Documents, and granting to Agent for the benefit of Lenders, and granting to ABL Agent for the benefit of ABL Lenders, security interests in and Liens upon its assets pursuant to the Security Documents and ABL Facility Documents to which it is a party.

7.26                        Restrictions on Activities of Foreign Subsidiaries.  Loan Parties covenant and agree that (a) no Loan Party shall guaranty any liabilities or obligations of any Foreign Subsidiary; (b) no Loan Party shall make any Investment in, or transfer any properties or assets to, any Foreign Subsidiary, other than as permitted under Sections 7.05 and 7.18; (c) no Foreign Subsidiary shall create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for restrictions under the Loan Documents, under Applicable Law or in effect on the Closing Date as shown on Schedule 5.15 and (d) the aggregate outstanding Debt owed by Foreign Subsidiaries (excluding Debt owed to Loan Parties that is permitted under Section 7.07) shall not at any time exceed the foreign currency equivalent of $250,000.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01                        Events of Default.  Each of the following shall be an “Event of Default” if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a)                                 A Loan Party fails to pay any Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise);

(b)                                 Any representation, warranty or other written statement of a Loan Party made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;

(c)                                  A Loan Party breaches or fails to perform any covenant contained in Section 6.01, 6.02, 6.03(a)(iii), 6.03(a)(iv), 6.03(a)(v), 6.03(a)(xi), 6.03(a)(xii), 6.03(a)(xx), 6.03(a)(xxi), 6.07, 6.09, 6.11, 6.13, or Article VII;

(d)                                 A Loan Party breaches or fails to perform any covenant contained in Section 6.03(a)(i), 6.03(a)(ii), 6.03(a)(vi), 6.03(a)(vii), 6.03(a)(viii), 6.03(a)(ix), 6.03(a)(x), 6.03(a)(xvi), 6.03(a)(xvii), 6.03(a)(xviii), 6.03(a)(xix), 6.03(a)(xxii), or 6.03(a)(xxiii), and such breach or failure is not cured within 10 Business Days after a Responsible Officer of such Loan Party has knowledge thereof or receives notice thereof from Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by a Loan Party;

(e)                                  A Loan Party breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 15 days after a Responsible Officer of such Loan Party has knowledge thereof or receives notice thereof from Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by a Loan Party;

(f)                                   A Guarantor repudiates, revokes or attempts to revoke its Guaranty; a Loan Party or third party denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders);

(g)                                  Any (i) breach or default of a Loan Party occurs under the ABL Debt or any Hedging Agreement, or any breach or default of a Loan Party occurs under any instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations) in excess of $1,000,000, if, with respect to this clause (ii), the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach;

(h)                                 Any judgment or order for the payment of money is entered against a Loan Party in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Loan Parties, $1,000,000 (net of insurance coverage therefor that has not been denied by the insurer), unless a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise;

(i)                                     A loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $1,000,000;

(j)                                    A Loan Party is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; a Loan Party suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business; there is a cessation of any material part of a Loan Party’s business for a material period of time; any material Collateral or Property of a Loan Party is taken or impaired through condemnation; a Loan Party agrees to or commences any liquidation, dissolution or winding up of its affairs; or a Loan Party is not Solvent;

(k)                                 An Insolvency Proceeding is commenced by a Loan Party; a Loan Party makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of a Loan Party; or an Insolvency Proceeding is commenced against a Loan Party and:  the Loan Party consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Loan Party, the petition is not dismissed within 30 days after filing, or an order for relief is entered in the proceeding;

(l)                                     (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of a Loan Party to a Pension Plan, Multiemployer Plan or PBGC or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; a Loan Party or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; (ii) a Termination Event shall occur which constitutes grounds for the termination under any Applicable Law, of any Canadian Pension Plan or Canadian MEPP or for the appointment by the appropriate Governmental Authority of a trustee for any Canadian Pension Plan, or if any Canadian Pension Plan or Canadian MEPP shall be terminated or any such trustee shall be requested or appointed, or if any Loan Party is in default with respect to payments to a Canadian Pension Plan or Canadian MEPP resulting from their complete or partial withdrawal from such Canadian Pension Plan or Canadian MEPP or failure of any Loan Party to make required payments to any Canadian Pension Plan or Canadian MEPP, or any Lien arises in respect of Loan Partys (save for contribution amounts not yet due) in connection with any Canadian Pension Plan or Canadian MEPP, or an Unfunded Pension Liability; (iii) an event occurs which constitutes grounds for the termination of any UK Pension Scheme or for the appointment of a receiver, liquidator, administrator or trustee in bankruptcy of any UK Pension Scheme or if any Loan Party is in default with respect to the terms of payment or the performance of its obligations under any UK Pension Scheme or any Lien arises in respect of any Loan Party in connection with any UK Pension Scheme or (iv) any event similar to the foregoing occurs or exists with respect to a Foreign Plan;

(m)                             A Loan Party or any of its Responsible Officers is criminally indicted or convicted for (i) a felony committed in the conduct of the Loan Party’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Property or any Collateral;

(n)                                 A Change of Control occurs;

(o)                                 Any event occurs or condition exists that has a Material Adverse Effect; or

(p)                                 Any fine is issued against any Loan Parties by the CPSC in an amount that exceeds, individually or cumulatively with all other fines issued by the CPSC against the Loan Parties within the prior 12 months, $1,000,000; or

(q)                                 Loan Parties institute a recall of products or toys having an aggregate Value of $2,000,000  or more.

8.02                        Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Agent may, or, at the request of the Required Lenders shall, take any or all of the following actions:

(a)                                 declare the unpaid principal amount of the Term Loan, all interest accrued and unpaid thereon, and all other Obligations to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(b)                                 [Intentionally omitted];

(c)                                  whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies of the Credit Parties under this Agreement, any of the other Loan Documents or applicable Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Credit Parties;

(d)                                 Credit Bidding.  The Agent or any Lender may purchase, in any public or private sale conducted under the provision of the UCC (including pursuant section 9-610 and 9-620 of the UCC), the provisions of the Bankruptcy Code (including pursuant to section 363 of the Bankruptcy Code) or at any sale or foreclosure conducted by the Agent (whether by judicial action or otherwise) in accordance with Applicable Law, all or any portion of the Collateral.  The Lenders hereby irrevocably authorize the Agent, upon written consent of the Required Lenders, to Credit Bid (in an amount and on such terms as may be directed by the Required Lenders) and purchase at any such sale (either directly or through one or more acquisition vehicles) all or any portion of the Collateral on behalf of and for the benefit of the Lenders.

provided, however, that upon the occurrence of any Event of Default with respect to any Loan Party or any Subsidiary thereof under Section 8.01(k), terminate, the unpaid principal amount of all the Term Loan and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Agent or any Lender.

No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.

8.03                        Application of Funds.  After the exercise of remedies provided for in Section 8.01 (or after the Term Loan has automatically become immediately due and payable as set forth in the proviso to Section 8.01), any amounts received on account of the Obligations shall be applied by the Agent in the following order, in each case to the extent such Obligations are allowed or allowable in any bankruptcy or insolvency proceeding or under any Debtor Relief Law:

First, to payment of that portion of the Obligations (excluding the Other Liabilities) constituting fees, indemnities, Credit Party Expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article III) payable to the Agent;

Second, to payment of that portion of the Obligations (excluding the Other Liabilities) constituting indemnities, Credit Party Expenses, and other amounts (other than principal, interest and fees) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Term Loan and other Obligations, and fees ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of all other Obligations (including without limitation the cash collateralization of unliquidated indemnification obligations as reasonably determined by the Agent, but excluding any Other Liabilities), ratably among the Credit Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to payment of all other Obligations arising from Bank Products to the extent secured under the Security Documents, ratably among the Credit Parties in proportion to the respective amounts described in this clause Fifth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Loan Parties or as otherwise required by Law.

ARTICLE IX

THE AGENT

9.01                        Appointment and Authority.  Each of the Lenders hereby irrevocably appoints Salus to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof (including, without limitation, acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations), together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Agent and the Lenders, and no Loan Party or any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.

9.02                        Rights as a Lender.  The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though they were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the hereunder and without any duty to account therefor to the Lenders.

9.03                        Exculpatory Provisions.  The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Agent:

(a)                                 shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)                                  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

The Agent shall not be liable for any action taken or not taken by it (i) with the Consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.

The Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Agent by the Loan Parties or a Lender. Upon the occurrence of a Default or Event of Default, the Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Applicable Lenders.  Unless and until the Agent shall have received such direction, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Credit Parties.  In no event shall the Agent be required to comply with any such directions to the extent that the Agent believes that its compliance with such directions would be unlawful.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

9.04                        Reliance by Agent.  The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of its Term Commitment, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received written notice to the contrary from such Lender prior to the making of Term Commitment.  The Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05                        Delegation of Duties.  The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Agent.  The Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agent.

9.06                        Resignation of Agent.  The Agent may at any time give written notice of its resignation to the Lenders and the Lead Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Lead Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Lead Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Lead Borrower and such successor.  After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent hereunder.

9.07                        Non-Reliance on Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.  Except as provided in Section 9.12, the Agent shall not have any duty or responsibility to provide any Credit Party with any other credit or other information concerning the affairs, financial condition or business of any Loan Party that may come into the possession of the Agent.

9.08                        No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Bookrunners, Syndication Agent or Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity as the Agent or a Lender hereunder.

9.09                        Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of the Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loan and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Agent and the other Credit Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Agent, such Credit Parties and their respective agents and counsel and all other amounts due the Lenders, the Agent and such Credit Parties under Sections 2.10 and 10.04) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, if the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.10 and 10.04.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10                        Collateral and Guaranty Matters.  The Credit Parties irrevocably authorize the Agent, at its option and in its discretion,

(a)                                 to release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon termination and payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the Applicable Lenders in accordance with Section 10.01;

(b)                                 to subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (h) of the definition of Permitted Liens; and

(c)                                  to release any Guarantor from its obligations under the Facility Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Agent at any time, the Applicable Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Facility Guaranty pursuant to this Section 9.10.  In each case as specified in this Section 9.10, the Agent will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Facility Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11                        Notice of Transfer.  The Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Assumption shall have become effective as set forth in Section 10.06.

9.12                        Reports and Financial Statements.  By signing this Agreement, each Lender:

(a)                                 agrees to furnish the Agent (and thereafter at such frequency as the Agent may reasonably request) with a summary of all Other Liabilities due or to become due to such Lender. In connection with any distributions to be made hereunder, the Agent shall be entitled to assume that no amounts are due to any Lender on account of Other Liabilities unless the Agent has received written notice thereof from such Lender;

(b)                                 is deemed to have requested that the Agent furnish such Lender, promptly after they become available, financial statements required to be delivered by the Lead Borrower hereunder and all commercial finance examinations and appraisals of the Collateral received by the Agent (collectively, the “Reports”);

(c)                                  expressly agrees and acknowledges that the Agent makes no representation or warranty as to the accuracy of the Reports, and shall not be liable for any information contained in any Report;

(d)                                 expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(e)                                  agrees to keep all Reports confidential in accordance with the provisions of Section 10.07 hereof; and

(f)                                   without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with the Term Loan that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, the Term Loan; and (ii) to pay and protect, and indemnify, defend, and hold the Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

9.13                        Agency for Perfection.  Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Agent and the Lenders in assets which, in accordance with Article 9 of the UCC or any other Applicable Law of the United States, can be perfected only by possession.  Should any Lender (other than the Agent) obtain possession of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or otherwise deal with such Collateral in accordance with the Agent’s instructions.

9.14                        Indemnification of Agent.  Without limiting the obligations of the Loan Parties hereunder, the Lenders hereby agree to indemnify the Agent and any Related Party, as the case may be, ratably according to their Applicable Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent and its Related Parties in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by the Agent and its Related Parties in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s and its Related Parties’ gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction.

9.15                        Relation among Lenders.  The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Lender.

9.16                        Reserved.

9.17                        Co-Syndication Agents; Documentation Agent.  Notwithstanding the provisions of this Agreement or any of the other Loan Documents, no Person who is or becomes a Co-Syndication Agent or a Documentation Agent shall have any powers, rights, duties, responsibilities or liabilities with respect to this Agreement and the other Loan Documents.

ARTICLE X

MISCELLANEOUS

10.01                 Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no Consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Agent, with the Consent of the Required Lenders, and the Lead Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Agent, and each such waiver or Consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)                                 increase the Term Commitment of any Lender (or reinstate any Term Commitment terminated pursuant to Section 8.01) without the written Consent of such Lender;

(b)                                 as to any Lender, postpone any date fixed by this Agreement or any other Loan Document for (i) any scheduled payment (including the Maturity Date) or mandatory prepayment of principal, interest, fees or other amounts due hereunder or under any of the other Loan Documents without the written Consent of such Lender entitled to such payment;

(c)                                  as to any Lender, reduce the principal of, or the rate of interest specified herein on, any portion of the Term Loan held by such Lender, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document to or for the account of such Lender, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Margin that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written Consent of each Lender entitled to such amount; provided, however, that only the Consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on the Term Loan or to reduce any fee payable hereunder;

(d)                                 as to any Lender, change Section 2.14 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written Consent of such Lender;

(e)                                  change any provision of this Section or the definition of “Applicable Lenders”, “Required Lenders”, or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written Consent of each Lender;

(f)                                   except as expressly permitted hereunder or under any other Loan Document, release, or limit the liability of, any Loan Party without the written Consent of each Lender;

(g)                                  except for Permitted Dispositions, release all or substantially all of the Collateral from the Liens of the Security Documents without the written Consent of each Lender;

(h)                                 except as expressly permitted herein or in any other Loan Document, subordinate the Obligations hereunder or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be without the written Consent of each Lender;

and, provided further, that (i) no amendment, waiver or Consent shall, unless in writing and signed by the Agent in addition to the Lenders required above, affect the rights or duties of the

Agent under this Agreement or any other Loan Document; and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Products shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or any Loan Party.

10.02                 Notices; Effectiveness; Electronic Communications.

(a)                                 Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to the Loan Parties or the Agent to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)                                  if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Lender Questionnaire.

(iii)                               Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications.  Notices and other communications to the Loan Parties and the Lenders hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication.  The Agent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  Change of Address, Etc.  Each of the Loan Parties and the Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Lead Borrower and the Agent.  In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d)                                 Reliance by Agent and Lenders.  The Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Loan Parties shall indemnify the Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties.  All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.

10.03                 No Waiver; Cumulative Remedies.  No failure by any Credit Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges provided herein and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.  Without limiting the generality of the foregoing, the making of a Protective Advance shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Credit Party may have had notice or knowledge of such Default or Event of Default at the time.

10.04                 Expenses; Indemnity; Damage Waiver.

(a)                                 Costs and Expenses.  The Borrowers shall pay all Credit Party Expenses.

(b)                                 Indemnification by the Loan Parties.  The Loan Parties shall indemnify the Agent (and any sub-agent thereof), each other Credit Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless (on an after tax basis) from, any and all losses, claims, causes of action, damages, liabilities, settlement payments, costs, and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agent (and any sub-agents thereof) and their Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) the Term Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, (iv) any claims of, or amounts paid by any Credit Party to, a Blocked Account Bank or other Person which has entered into a control agreement with any Credit Party hereunder, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any of the Loan Parties’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by a Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrowers or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)                                  Reimbursement by Lenders.  Without limiting their obligations under Section 9.14 hereof, to the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it, each Lender severally agrees to pay to the Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.13(d).

(d)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)                                  Payments.  All amounts due under this Section shall be payable on demand therefor.

(f)                                   Survival.  The agreements in this Section shall survive the resignation of any Agent, the assignment of any Term Commitment or Term Loan by any Lender, the replacement of any Lender, the termination of the Aggregate Term Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05                 Payments Set Aside.  To the extent that any payment by or on behalf of the Loan Parties is made to any Credit Party, or any Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Agent upon demand its Applicable Percentage (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06                 Successors and Assigns.

(a)                                 Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written Consent of the Agent and each Lender.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Commitment(s) at the time owing to it); provided, that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts

(A)                               in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Loan at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and

(B)                               in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of principal outstanding balance of the Term Loan of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless the Agent otherwise consents (such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Person will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loan assigned;

(iii)                               Required Consents.  The consent of the Agent (such consent not to be unreasonably withheld or delayed), shall be required for assignments in respect of any Term Loan if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv)                              Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Agent an Lender Questionnaire.

Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrowers (at their expense) shall execute and deliver a Term Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c)                                  Register.  The Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Commitment owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Loan Parties, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Lead Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, the Loan Parties or the Agent, sell participations to any Person (other than a natural person or the Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Term Loan owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any Participant shall agree in writing to comply with all confidentiality obligations set forth in Section 10.07 as if such Participant was a Lender hereunder.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  Subject to subsection (e) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 3.01 and 3.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section (b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.  Each Lender, acting for this purpose as an agent of the Loan Parties, shall maintain at its offices a record of each agreement or instrument effecting any participation and a register for the recordation of the names and addresses of its Participants and their rights with respect to principal amounts and other Obligations from time to time (each a “Participation Register”).  The entries in each Participation Register shall be conclusive absent manifest error and the Loan Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in a Participant Register as a Participant for all purposes of this Agreement (including, for the avoidance of doubt, for purposes of entitlement to benefits under Section 3.01, Section 3.04, and

Section 10.08).  The Participation Register shall be available for inspection by the Lead Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e)                                  Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Lead Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Lead Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with Section 3.01(e) as though it were a Lender.

(f)                                   Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Term Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                                  Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)                                 Reserved.

(i)                                     Transactions by Salus Entity.  Notwithstanding anything in this Agreement or any other Loan Document to the contrary, (A) neither Salus nor any Affiliate thereof (each, a “Salus Entity”) shall be required to comply with this Section 10.06 in connection with any transaction involving any other Salus Entity or any of its or their lenders or funding or financing sources, and no Salus Entity shall have any obligation to disclose any such transaction to any Person, and (B) there shall be no limitation or restriction on (i) the ability of any Salus Entity to assign or otherwise transfer its rights and/or obligation under this Agreement or any other Loan Document, any Term Commitment, the Term Loan, or any other Obligation to any other Salus Entity or any lender or financing or funding source of a Salus Entity or (ii) any such lender’s or funding or financing source’s ability to assign or otherwise transfer its rights and/or obligations under this Agreement or any other Loan Document, any Term Commitment, the Term Loan, or any other Obligation; provided, however, that Salus shall continue to be liable as a “Lender” under this Agreement and the other Loan Documents unless such other Person complies with the provisions of this Agreement to become a “Lender”.

10.07                 Treatment of Certain Information; Confidentiality.  Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, funding sources, attorneys, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations, (g) with the consent of the Lead Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Credit Party or any of their respective Affiliates on a non-confidential basis from a source other than the Loan Parties.

For purposes of this Section, “Information” means all information received from the Loan Parties or any Subsidiary thereof relating to the Loan Parties or any Subsidiary thereof or their respective businesses, other than any such information that is available to any Credit Party on a non-confidential basis prior to disclosure by the Loan Parties or any Subsidiary thereof, provided that, in the case of information received from any Loan Party or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Credit Parties acknowledges that (a) the Information may include material non-public information concerning the Loan Parties or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.08                 Right of Setoff.  Subject to the provisions of the ABL/Term Loan Intercreditor Agreement, if an Event of Default shall have occurred and be continuing or if any Lender shall have been served with a trustee process or similar attachment relating to property of a Loan Party, each Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Agent or the Required Lenders, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the

Obligations now or hereafter existing under this Agreement or any other Loan Document to such Lender, regardless of the adequacy of the Collateral, and irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender and its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have.  Each Lender agrees to notify the Lead Borrower and the Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09                 Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”).  If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers.  In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10                 Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy, pdf., or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

10.11                 Survival.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Credit Parties, and shall continue in full force and effect as long as the Term Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.  Further, the provisions of Sections 3.01, 3.04 and 10.04 and Article IX shall survive and remain in full force and effect regardless of the repayment of the Obligations or the termination of this Agreement or any provision hereof.

10.12                 Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13                 Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)                                 the Borrowers shall have paid to the Agent the assignment fee specified in Section 10.06(b);

(b)                                 such Lender shall have received payment of an amount equal to the outstanding principal of its Term Commitment, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c)                                  in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)                                 such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

10.14                 Governing Law; Jurisdiction; Etc.

(a)                                 GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b)                                 SUBMISSION TO JURISDICTION.  EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY

APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE LOAN PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE LOAN PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  WAIVER OF VENUE.  EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE LOAN PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e)                                  ACTIONS COMMENCED BY LOAN PARTIES. EACH LOAN PARTY AGREES THAT ANY ACTION COMMENCED BY ANY LOAN PARTY ASSERTING ANY CLAIM OR COUNTERCLAIM ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT SOLELY IN A COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR ANY FEDERAL COURT SITTING THEREIN AS THE AGENT MAY ELECT IN ITS SOLE DISCRETION AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION.

10.15                 Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16                 No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Credit Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty.

10.17                 USA PATRIOT Act Notice.  Each Lender that is subject to the USA Patriot Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Agent, as applicable, to identify each Loan Party in accordance with the USA Patriot Act. Each

Loan Party is in compliance, in all material respects, with the USA Patriot Act.  No part of the proceeds of the Term Loan will be used by the Loan Parties, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

10.18                 Foreign Asset Control Regulations.  Neither of the advance of the Term Loan nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Asset Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)).  Furthermore, none of the Borrowers or their Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

10.19                 Time of the Essence.  Time is of the essence of the Loan Documents.

10.20                 Press Releases.

(a)                                 Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of the Agent or its Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to the Agent and without the prior written consent of the Agent unless (and only to the extent that) such Credit Party or Affiliate is required to do so under Applicable Law and then, in any event, such Credit Party or Affiliate will consult with the Agent before issuing such press release or other public disclosure.

(b)                                 Each Loan Party consents to the publication by the Agent or any Lender of advertising material, including any “tombstone” or comparable advertising, on its website or in other marketing materials of Agent, relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo, trademark or other insignia.  The Agent or such Lender shall provide a draft reasonably in advance of any advertising material to the Lead Borrower for review and comment prior to the publication thereof.  The Agent reserves the right to provide to industry trade organizations and loan syndication and pricing reporting services information necessary and customary for inclusion in league table measurements.

10.21                 Additional Waivers.

(a)                                 The Obligations are the joint and several obligation of each Loan Party. To the fullest extent permitted by Applicable Law, the obligations of each Loan Party shall not be affected by (i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Agent or any other Credit Party.

(b)                                 The obligations of each Loan Party  shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations after the termination of the Term Commitments), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of the Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations after the termination of the Term Commitments).

(c)                                  To the fullest extent permitted by applicable Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations and the termination of the Term Commitments. The Agent and the other Credit Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations have been indefeasibly paid in full in cash and the Term Commitments have been terminated.  Each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.

(d)                                 Each Borrower is obligated to repay the Obligations as joint and several obligors under this Agreement.  Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations and the termination of the Term Commitments. In addition, any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior indefeasible payment in full of the Obligations and no Loan Party will demand, sue for or otherwise attempt to collect any such indebtedness.  If any amount shall erroneously be paid to any Loan Party on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents.  Subject to the foregoing, to the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Loans made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers.  As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (a) rendering such Borrower “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.

10.22                 No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

10.23                 Attachments.  The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

10.24                 ABL/Term Loan Intercreditor Agreement.  Notwithstanding anything herein to the contrary, each of Agent, on behalf of the Lenders, and each Loan Party acknowledges that the Lien and security interests granted to Agent pursuant to this Agreement and the other Loan Documents and the exercise of any right or remedy by Agent thereunder and the obligations of the Loan Parties under this Agreement and the other Loan Documents are subject to the provisions of the ABL/Term Loan Intercreditor Agreement, which Agent is hereby directed by the Lenders to execute and deliver, and perform in accordance with its terms.  In the event of any conflict between the terms of the ABL/Term Loan Intercreditor Agreement and this Agreement or any other Loan Document, the terms of the ABL/Term Loan Intercreditor Agreement shall govern and control and notwithstanding anything to the contrary herein, Agent and the Lenders hereby agree and acknowledge that prior to the Discharge of ABL Obligations any requirement of this Agreement to deliver any ABL Priority Collateral, or the proceeds thereof, to Agent shall be deemed satisfied by delivery of such ABL Priority Collateral or the proceeds thereof to the ABL Agent.

[Remainder of page intentionally left blank; signature begin on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

BORROWERS:

SUMMER INFANT, INC.

By:	/s/ Paul Francese

Name:	Paul Francese

Title:	CFO

SUMMER INFANT (USA), INC.

By:	/s/ Paul Francese

Name:	Paul Francese

Title:	CFO

GUARANTORS:

SUMMER INFANT EUROPE LIMITED

By:	/s/ Jason P. Macari

Name:	Jason P. Macari

Title:	Director

SUMMER INFANT CANADA, LIMITED

By:	/s/ David S. Hemendinger

Name:	David S. Hemendinger

Title:	COO

Signature Page to Term Loan Agreement

SALUS CAPITAL PARTNERS, LLC, as Agent

By:	/s/ Jonas D.L. McCray
Name:	Jonas D.L. McCray
Title:	Senior Vice President

Signature Page to Term Loan Agreement

SALUS CAPITAL PARTNERS, LLC, as a Lender

By:	/s/ Jonas D.L. McCray
Name:	Jonas D.L. McCray
Title:	Senior Vice President

Signature Page to Term Loan Agreement

EXHIBIT A

Term Note

FOR VALUE RECEIVED, the undersigned (the “Borrowers”), hereby jointly and severally promise to pay to [                                          ] or registered assigns (the “Lender”), in accordance with the provisions of the Term Loan Agreement (as hereinafter defined), the principal sum of [                                       ($                                )], or, if less, the aggregate unpaid principal balance of each Committed Loan from time to time made by the Lender to the Borrowers under that certain Term Loan Agreement, dated as of February 28, 2013, among the Borrowers named therein, the Guarantors named therein, the Lenders from time to time party thereto, and Salus Capital Partners, LLC, as Agent (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Term Loan Agreement;” the terms defined therein being used herein as therein defined).

The Borrowers promise to pay interest on the unpaid principal amount of the Term Loan made by the Lender from the date of such Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Term Loan Agreement.  All payments of principal and interest shall be made to the Agent for the account of the Lender in Dollars in immediately available funds at the Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Term Loan Agreement.

This Term Note is one of the Term Notes referred to in the Term Loan Agreement and the holder is entitled to the benefits thereof.  The Term Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Term Note and endorse thereon the date, amount and maturity of its Term Loans and payments with respect thereto.

Each Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Note.

Delivery of an executed counterpart of a signature page of this Term Note by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Term Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

[Exhibit A]

IN WITNESS THEREOF, the Borrowers have caused this Term Note to be duly executed as of the date set forth above.

SUMMER INFANT (USA), INC.

By:
Name:
Title:

SUMMER INFANT, INC.

By:
Name:
Title:

[Signature Page to Term Note]

EXHIBIT B

Compliance Certificate

Financial Statement Date:  [                ,         ]

TO:                                                                           Salus Capital Partners, LLC, as Agent

RE:                                                                           Term Loan Agreement, dated as of February 28, 2013, by and among Summer Infant (USA), Inc., a Rhode Island corporation for itself and as Lead Borrower for the other Borrowers party thereto from time to time (in such capacity, the “Lead Borrower”), the other Borrowers party thereto from time to time, the Guarantors party thereto from time to time, the Lenders party thereto from time to time, and Salus Capital Partners, LLC, as Agent (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Term Loan Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Term Loan Agreement)

DATE:                                                          [Date]

The undersigned Responsible Officer hereby certifies, in [his/her] capacity as a Responsible Officer and not in [his/her] individual capacity, as of the date hereof, that [he/she] is the [                                          ] of the Lead Borrower, and that, as such, [he/she] is authorized to execute and deliver this Compliance Certificate to the Agent on the behalf of the Lead Borrower and the other Loan Parties, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.                                      The Lead Borrower has delivered the year-end audited Consolidated and consolidating financial statements required by Section 6.02(a) of the Term Loan Agreement for the Fiscal Year of the Lead Borrower and its Subsidiaries ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.  Such consolidating financial statements are fairly stated in all material respects when considered in relation to such Consolidated financial statements of the Lead Borrower and its Subsidiaries.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.                                      The Lead Borrower has delivered the unaudited financial Consolidated and consolidating statements required by Section 6.02(b) of the Term Loan Agreement for the Fiscal Quarter of the Lead Borrower and its Subsidiaries ended as of the above date.  Such Consolidated financial statements fairly present the financial condition, results of operations, Shareholders’ Equity and cash flows of the Lead Borrower and its Subsidiaries as of the end of such Fiscal Quarter in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, and such consolidating financial statements are fairly stated in all material respects when considered in relation to such Consolidated financial statements of the Lead Borrower and its Subsidiaries.

[Use following paragraph 1 for fiscal month-end financial statements]

1.                                      The Lead Borrower has delivered the unaudited financial Consolidated and consolidating statements required by Section 6.02(c) of the Term Loan Agreement for the Fiscal Month of the Lead Borrower and its Subsidiaries ended as of the above date.  Such Consolidated financial statements fairly present the financial condition, results of operations, Shareholders’ Equity and cash flows of the Lead Borrower and its Subsidiaries as of the end of such Fiscal Month in accordance with GAAP, subject only to normal quarterly and year-end audit adjustments and the absence of footnotes, and such consolidating financial statements are fairly stated in all material respects when considered in relation to such Consolidated financial statements of the Lead Borrower and its Subsidiaries.

2.                                      The undersigned has reviewed and is familiar with the terms of the Term Loan Agreement and has made, or has caused to be made under [his/her] supervision, a detailed review of the transactions and condition (financial or otherwise) of the Lead Borrower and its Subsidiaries during the accounting period covered by such financial statements.

3.                                      A review of the activities of the Lead Borrower and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Lead Borrower and each of the other Loan Parties performed and observed all its obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, during such fiscal period each of the Loan Parties performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default or Event of Default has occurred and is continuing.]

[or]

[to the best knowledge of the undersigned, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and Event of Default and its nature and status:]

Delivery of an executed counterpart of a signature page of this Compliance Certificate by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Compliance Certificate.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

SUMMER INFANT (USA), INC., as Lead Borrower

By:
Name:
Title:

[Signature Page to Compliance Certificate]

EXHIBIT C

Assignment and Assumption

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and [between][among] [the][each](1) Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each](2) Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees](3) hereunder are several and not joint.](4)  Capitalized terms used but not defined herein shall have the meanings given to them in the Term Loan Agreement identified below (the “Term Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Term Loan Agreement, as of the Effective Date inserted by the Agent as contemplated below (a) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Term Loan Agreement and any other Loan Documents in the amount[s] and equal to the percentage interest[s] identified below of all the outstanding rights and obligations under the respective facilities identified below and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Term Loan Agreement, any other Loan Documents or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (a) and (b) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

(1)                                 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

(2)                                 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

(3)                                 Select as appropriate.

(4)                                 Include bracketed language if there are either multiple Assignors or multiple Assignees.

[Exhibit C]

1.                                      Assignor[s]:

2.                                      Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of Lender]]

3.                                      Lead Borrower:  Summer Infant (USA), Inc., a Rhode Island corporation

4.                                      Agent:  Salus Capital Partners, LLC, as the administrative agent and the collateral agent under the Term Loan Agreement

5.                                      Term Loan Agreement:  Term Loan Agreement, dated as of February 28, 2013 (as amended, restated, supplemented or otherwise modified and in effect from time to time), among the Lead Borrower, the other Borrowers party thereto, the Guarantors party thereto, the Lenders party thereto from time to time, and Salus Capital Partners, LLC, as Agent

6.                                      Assigned Interest:

Assignor[s](5)	Assignee[s](6)	Amount of Assignor’s Loans(7)	Amount of Loans Assigned(8)	Percentage of Assignor’s Loans Assigned(9)		Resulting Loans Amount for Assignor	Resulting Loans Amount for Assignee
		$	$		%	$	$
		$	$		%	$	$
		$	$		%	$	$

[7.                                  Trade Date:                                       ](10)

(5)  List each Assignor, as appropriate.

(6)  List each Assignee, as appropriate.

(7)  Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(8)  Subject to minimum amount requirements pursuant to Section 10.06(b)(i) of the Term Loan Agreement and subject to proportionate amount requirements pursuant to Section 10.06(b)(ii) of the Term Loan Agreement.

(9)  Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder.

(10)  To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:                                      , 20     [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and](11) Accepted:

SALUS CAPITAL PARTNERS, LLC,
as Agent

By:
Name:
Title:

(11)   To be added only if the consent of the Agent is required by the terms of the Term Loan Agreement.

[Signature Page to Assignment and Assumption]

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

Standard Terms and Conditions for Assignment and Assumption

1.                                      Representations and Warranties.

1.1.                            Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Term Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.                            Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Term Loan Agreement, (ii) it meets all the requirements to be an assignee under the terms of the Term Loan Agreement (subject to such consents, if any, as may be required under the terms of the Term Loan Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Term Loan Agreement and the other Loan Documents as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Term Loan Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to the terms of the Term Loan Agreement, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Term Loan Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                                      Payments.  From and after the Effective Date, the Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.                                      General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York, without giving effect to principles of conflicts of laws thereof, but including Section 5-1401 of the New York General Obligation Law.

4.                                      Fees.  Unless waived by the Agent in accordance with Section 10.06(b)(iv) of the Term Loan Agreement, this Assignment and Assumption shall be delivered to the Agent with a processing recordation fee of $3,500.

5.                                      Delivery.  If the Assignee is not a Lender, the Assignee shall deliver to the Agent an Administrative Questionnaire.

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